Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: Lilis energy, Inc., et al., Debtors.[1]	§ § § § § § §	Case No. 20-33274 (MI) (Chapter 11) (Jointly Administered) Re: Dkt Nos. 486, 583, 628, & 647

FINDINGS OF FACT,

CONCLUSIONS OF LAW, AND ORDER CONFIRMING THE

DEBTORS’ FIRST AMENDED JOINT LIQUIDATING CHAPTER 11 PLAN

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having:

a.

commenced these chapter 11 cases (the “Chapter 11 Cases”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code
(the “Bankruptcy Code”) on June 28, 2020 (the “Petition Date”);

b.	continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;
c.

filed, on July 13, 2020 the Motion of Debtors for Entry of Orders (A)(I) Approving Bidding Procedures, (II) Approving Stalking Horse Bid Protections, (III) Approving Contract Assumption and Assignment Procedures, (IV) Approving the Form and Manner of Notice Thereof, (V) Scheduling the Auction, (VI) Scheduling a Hearing and Objection Deadline with Respect to the Sale, and (VII) Granting Related Relief; and (B)(I) Approving the Sale of the Assets Free and Clear of All Liens, Claims, Interests, and Encumbrances, (II) Approving Assumption and Assignment of Executory Contracts and Unexpired Leases; and (C) Granting Related Relief [Docket No. 151] (the “Sale Motion”);

d.

caused, on July 23, 2020 the Notice of Deadlines for Filing Proofs of Claim (the “Bar Date Notice”) to be distributed through Stretto, as evidenced by the Certificate of Service [Docket No. 180] (the “Bar Date Notice Affidavit”); and on July 20, 2020 caused the publication of the Notice of Deadlines for Filing Proofs

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The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are:  Brushy Resources, Inc. (4053); Hurricane Resources LLC (5207); IMPETRO OPERATING LLC (9730); ImPetro Resources, LLC (9608); Lilis Energy, Inc. (1613); and Lilis Operating Company, LLC (3908).  The location of the Debtors’ U.S. corporate headquarters and the Debtors’ service address is: 1600 West 7th Street, Suite 400, Fort Worth, Texas 76102.

of Claim in the National Edition of USA Today, as evidenced by the Affidavit of Publication of the Notice of Deadlines for Filing Proofs of Claim in the National Edition of USA Today [Docket No. 168] and (the “Publication Notice Affidavit,” together, with the Bar Date Notice Affidavit, the “Bar Date Affidavits”);

e.	filed, on September 3, 2020, (i) the Debtors’ Joint Liquidating Chapter 11 Plan [Docket No. 305]; and (ii) the Disclosure Statement for the Debtors’ Joint Liquidating Chapter 11 Plan [Docket No. 304];
f.

filed, on October 13, 2020, (i) the Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket No. 471] (as may be further modified, amended, or supplemented from time to time, the “Solicited Plan”); and (ii) the First Amended Disclosure Statement for the Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket No. 472];

g.

filed, on October 15, 2020, the solicitation version of the First Amended Disclosure Statement for the Debtors’ First Amended Joint Liquidating Chapter 11 [Docket No. 486] (as may be further modified, amended, or supplemented from time to time, the “Disclosure Statement”);[2]

h.

caused, on October 16, 2020, solicitation materials and notice of the deadlines for voting on the Plan (as defined below) and objecting to confirmation of the Plan to be distributed through Stretto[3] (the “Voting Agent” or “Stretto”), consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Local Rules”), applicable non-bankruptcy law, and the Disclosure Statement Order (as defined below), which Disclosure Statement Order also approved, among other things, voting and tabulation procedures (the “Voting Procedures”) and related notices, forms, and Ballots, as evidenced by the Affidavit of Service of Solicitation Materials [Docket No. 524] (the “Solicitation Affidavit”);

i.

filed, on October 19, 2020, the notice, setting forth, among other things, the date and time set for the confirmation hearing to consider Confirmation of the Plan
(the “Confirmation Hearing”), and the deadlines for filing objections to the Plan and the Disclosure Statement and for voting to accept or reject the Plan
(the “Confirmation Hearing Notice”), on Stretto’s public website for these Chapter 11 Cases [Docket No. 505];

j.	caused notice of the Confirmation Hearing to be published (i) on October 20, 2020 in the Houston Chronicle [Docket No. 543] and (ii) on October 20, 2020 in the

22	On October 15, 2020, the Debtors also filed the Notice Of Filing Of Solicitation Versions Of The Disclosure Statement And Joint Liquidating Chapter 11 Plan [Docket No. 488].
33	“Stretto” is the trade name of Bankruptcy Solutions, Inc.

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National Edition of the USA Today (collectively, the “Confirmation Publication Notice”) [Docket No. 544];
k.	filed, on November 6, 2020, the Notice of Filing of Plan Supplement [Docket No. 583] (the “First Plan Supplement”);
l.

filed, on November 10, 2020, the Notice of Winning Bidder with Respect to the Auction of the Debtors’ Assets [Docket No. 592] (the “Notice of Winning Bidder”), which set forth, among other things, the  winning bidder at the Auction, and the results of the Auction, in which Ameredev Texas, LLC was selected as the Winning Bidder for the Assets with a total cash Purchase Price of $46,600,000
(the “Asset Sale”);

m.

filed, on November 10, 2020, the Notice of: (I) Approval of Settlement; (II) Winning Bidder for the Sale of Substantially All of the Debtors’ Assets; and (III) estimated Likely Impact on Expected Recoveries for Holders of Certain Claims [Docket No. 595] (the “Notice of Estimated Recoveries”), which detailed the impact of entry of the 9019 Order and Sale Order (each as defined below) would have on estimated creditor recoveries under the Plan;

n.	filed on November 15, 2020, the Notice of Filing Amended Plan Supplement [Docket No. 628] (collectively with the First Plan Supplement, the “Plan Supplement”);
o.	filed, on November 16, 2020, the Debtors’ Memorandum of Law in Support of Confirmation of the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 643] (the “Confirmation Brief”);
p.

filed, on November 16, 2020, the Declaration of Angela Tsai of Stretto Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Joint Chapter 11 Plan of Reorganization [Docket No. 644] (the “Voting Report”), which detailed the results of the Plan solicitation and voting process;

q.

filed, on November 16, 2020, (i) the Declaration of David Baggett in Support of Plan Confirmation [Docket No. 645], and (ii) the Declaration of Joseph C. Daches in Support of Plan Confirmation [Docket No. 646] (collectively, the “Confirmation Declarations”); and

r.

filed on November 16, 2020, the Notice of Filing of Modified Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket No. 647] (as may be further modified, amended, or supplemented from time to time, the “Plan”)[4], a copy of which is annexed hereto as Exhibit A.

44	Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Plan. The rules of interpretation set forth in Article I.A of the Plan shall apply.

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The Court having:

a.	entered the Order (I) Establishing Bar Dates and Procedures and (II) Approving the Form and Manner of Notice Thereof [Docket No. 153] (the “Bar Date Order”);
b.

entered on August 21, 2020, the Order (I) Approving Bidding Procedures, (II) Approving Stalking Horse Bid Protections, (III) Approving Contract Assumption and Assignment Procedures and the Form and Manner of Notice Thereof, (IV) Scheduling the Auction, (V) Scheduling Hearings and Objection Deadlines with Respect to the Sale, (VI) Approving the Form and Manner of Notice Thereof, and (VII) Granting Related Relief [Docket No. 151] (the “Bidding Procedures Order”);

c.	set October 14, 2020 as the voting record date (the “Voting Record Date”);
d.	set October 16, 2020 as the date by which the Debtors must complete solicitation;
e.

entered, on October 22, 2020, the Order (I) Approving the Terms of, and Authorizing the Debtors to Enter Into and Perform Under, the Settlement Agreement and (II) Granting Related Relief [Docket No. 529] (the “9019 Order”);

f.

set November 6, 2020, at 5:00 p.m. (Prevailing Central Time) as the date and time by which Holders of Claims may file with the Court a motion pursuant to Bankruptcy Rule 3018(a), for an order temporarily allowing a Claim in a different amount or classification for purposes of voting to accept or reject the Plan, and July 27, 2020, at 5:00 p.m. (Prevailing Central Time) for the Debtors to file and serve any responses to such Rule 3018 motions;

g.	set November 6, 2020 as the date by which any Plan Supplement must be filed with the Court;
h.

entered, on November 13, 2020, the Order (I) Approving (A) the Sale of the Debtors’ Asserts Free and Clear of All Liens, Interests, and Encumbrances and (B) the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (II) Granting Related Relief [Docket No. 613] (the “Sale Order”);

i.	set November 13, 2020, at 5:00 p.m. (Prevailing Central Time) as the deadline by which Ballots must be received by the Debtors’ Voting Agent (the “Voting Deadline”);
j.	set November 13, 2020, at 5:00 p.m. (Prevailing Central Time) as the deadline by which objections to Confirmation of the Plan must be filed (the “Objection Deadline”);
k.

set November 16, 2020 at 12:00 p.m. (Prevailing Central Time as:  (i) the deadline by which the Debtors shall file the Voting Report (the “Voting Certification Filing Deadline”) and (ii) the deadline by which the Debtors shall file the Memorandum of Law in Support of Confirmation of the Debtors’ First Amended Joint Liquidating Chapter 11 Plan;

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l.

set November 17, 2020 at 9:00 a.m. (Prevailing Central Time) as the date and time for the Confirmation Hearing pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

m.

reviewed the Plan, the Confirmation Brief, the Plan Supplement, the Voting Report, the Confirmation Declarations, and all pleadings, exhibits, statements, responses, and comments regarding Confirmation, including any and all objections, statements, and reservations of rights filed by parties in interest on the docket of the Chapter 11 Cases;

n.	held the Confirmation Hearing;
o.	heard the statements, arguments, and objections, if any, made by counsel in respect of Confirmation;
p.	considered all oral representations, testimony, documents, filings, and other evidence regarding Confirmation;
q.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in the Chapter 11 Cases; and
r.	overruled any and all objections to the Plan and to Confirmation and all statements and reservations of right not consensually resolved or withdrawn unless otherwise indicated herein.

NOW, THEREFORE, the Court having found that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and all evidence proffered, admitted, or adduced by counsel at the Confirmation Hearing and the entire record of the Chapter 11 Cases establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court hereby makes and issues the following Findings of Fact and Conclusions of Law, and Orders:

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FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions.

1.The findings and conclusions set forth herein and on the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law under Bankruptcy Rules 7052 and 9014.  The findings and conclusions of the Court pursuant to Bankruptcy Rule 7052 set forth in the record at the Confirmation Hearing, if any, are incorporated as if set forth herein.  To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B.	Jurisdiction, Venue, and Core Proceeding.

2.The Court has jurisdiction over the Chapter 11 Cases pursuant to section 1334 of title 28 of the United States Code.  The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.  Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code.  Confirmation of the Plan is a core proceeding within the meaning of section 157(b)(2) of title 28 of the United States Code, and the Court may enter a final order consistent with Article III of the United States Constitution.

C.	Eligibility for Relief.

3.The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement and Joint Administration of the Chapter 11 Cases.

4.On the Petition Date, each Debtor commenced a chapter 11 case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code.  By prior order of the Court,

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the Chapter 11 Cases were consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015 [Docket No. 28].  The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in the Chapter 11 Cases.  On July 14, 2020, the U.S. Trustee appointed the Official Committee of Unsecured Creditors [Docket No. 157] (the “Committee”) in the Chapter 11 Cases.

E.	Judicial Notice.

5.The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including all pleadings and other documents filed, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases.

F.	Notice.

6.Due, timely, proper, and adequate notice of the Plan, the Claims Bar Date, and the Confirmation Hearing, together with the deadlines for voting to accept or reject the Plan as well as objecting to the Plan or opting out of the Third Party Releases (as defined below), has been provided substantially in accordance with the Disclosure Statement Order and the Bar Date Order as set forth in the Solicitation Affidavit and the Bar Date Notice Affidavit, respectively.

7.Such notice was appropriate and satisfactory based upon the facts and circumstances of the Chapter 11 Cases and pursuant to sections 1125 and 1128 of the Bankruptcy Code, Bankruptcy Rules 2002, 3017, 3018, and 3020, and other applicable law and rules.  Because such transmittal and service were adequate and sufficient, no other or further notice is necessary or shall be required, and due, proper, timely, and adequate notice of the Confirmation Hearing has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable non-bankruptcy law.

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G.	Solicitation.

8.The Solicited Plan,  the Disclosure Statement, the Ballots, the Notice of Non-Voting Status, the Confirmation Hearing Notice, and the other materials distributed by the Debtors in connection with solicitation of the Solicited Plan (collectively, the “Solicitation Package”) were transmitted and served in compliance with the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, with the Local Rules, and with the Voting Procedures approved by the Disclosure Statement Order.

9.As set forth in the Solicitation Affidavit, on October 16, 2020, the Solicitation Package was transmitted to and served on the eligible Holders of Claims in the Classes of Claims entitled to vote to accept or reject the Plan (the “Voting Classes”).5  On November 10, 2020, the Notice of Estimated Recoveries was also served on the eligible Holders of Claims in the Voting Classes prior to the Voting Deadline.  Each Holder of a Claim in the Voting Classes received a Ballot.  The form of the Ballots adequately addressed the particular needs of the Chapter 11 Cases and was appropriate for the Holders of Claims in each Voting Class.  The instructions on each Ballot advised that for the Ballot to be counted, the Ballot had to be properly executed, completed, and delivered to the Voting Agent so that it was actually received by the Voting Agent on or before the Voting Deadline.  The period during which the Debtors solicited acceptance of the Plan was a reasonable period of time for Holders of Claims in the Voting Classes to make an informed decision to accept or reject the Plan.  Additionally, the Debtors provided a reasonable period of time for Holders of Claims in the Voting Classes and Holders of Claims and Interests in the Non-Voting Classes to make an informed decision to opt out of the proposed Third Party Releases.

55	See the Solicitation Affidavit [Docket No. 524].

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10.The Debtors were not required to solicit votes from the Holders of Claims in
Class 1 (Senior Priority Lien Claims) or Class 2 (Other Priority Claims) (collectively, the “Unimpaired Classes”), as each such Class is Unimpaired under the Plan and thus presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

11.The Debtors were not required to solicit votes from the Holders of Claims in
Class 5 (Intercompany Claims) and Class 9 (Intercompany Interests).  Although these classes are Impaired under the Plan, each Holder of Claims in these classes is a proponent of the Plan within the meaning of Section 1129 of the Bankruptcy Code.

12.The Debtors were not required to solicit votes from Holders of Claims or Interests in Class 6 (Section 510(b) Claims), Class 7 (Existing Preferred Equity Interests), and Class 8 (Existing Common Equity Interests) (collectively, the “Impaired Classes”), as the Holders of Claims or Interests in such Classes are Impaired and not entitled to receive distributions on account of their Claims or Interests under the Plan and, thus, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

13.As described in and as evidenced by the Voting Report and the Solicitation Affidavit, the transmittal and service of the Solicitation Package (all of the foregoing, the “Solicitation”) was timely, adequate, and sufficient under the circumstances and no other or further Solicitation was or shall be required.  The Solicitation complied with the Voting Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, was conducted in good faith and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement Order, and any other applicable rules, laws, and regulations.

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H.	Voting.

14.On November 16, 2020, the Voting Certificate was filed with the Court, certifying the method and results of the Ballots tabulated for the Voting Classes.  As of the Voting Deadline, (a) 100% in number and 100% in dollar amount of the Holders of Claims in Class 3A (Non-Affiliated RBL Claims) that timely voted, voted to accept the Plan, (b) 100% in number and 100% in dollar amount of the Holders of Claims in Class 3B (Affiliated RBL Claims) that timely voted, voted to accept the Plan, and (c) 88.89% in number and 94.72% in dollar amount of the Holders of Claims in Class 4 (Unsecured Claims) that timely voted, voted to accept the Plan, in each case without counting the votes of any insider (as such term is defined in section 101(31) of the Bankruptcy Code).  As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Voting Procedures, and the Local Rules.

I.	Plan Supplement.

15.The Debtors filed the Plan Supplement consisting of: the Schedule of Retained Causes of Action, the Liquidating Trust Agreement, and the Wind Down Budget.

16.All such materials comply with the terms of the Plan, and the filing and notice of the Plan Supplement was proper and in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all applicable law and no other or further notice is or shall be required.  Subject to the terms of the Plan, the Debtors, subject to the consent of the RBL Agent, reserve the right to and may alter, amend, update, or modify the Plan Supplement before the Effective Date, provided that any such alteration, amendment, update, or modification shall be in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the terms of this Confirmation Order.

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J.	Modifications of the Plan.

17.Pursuant to and in compliance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors proposed certain modifications to the Solicited Plan as reflected herein, in the Plan Supplement, and/or in the revised Plan filed with the Court prior to entry of this Confirmation Order (collectively, the “Plan Modifications”).  In accordance with Bankruptcy Rule 3019, the Plan Modifications do not (a) constitute material modifications of the Solicited Plan under section 1127 of the Bankruptcy Code, (b) cause the Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (c) materially and adversely change the treatment of any Claims, (d) require re-solicitation of any Holders of any Claims or Interests, or (e) require that Holders of Claims in the Voting Classes be afforded an opportunity to change their previously cast acceptances of the Solicited Plan.  Under the circumstances, the form and manner of notice of the proposed Plan Modifications are adequate, and no other or further notice of the proposed Plan Modifications is necessary or required.  In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims who voted to accept the Solicited Plan or who are conclusively presumed to have accepted the Solicited Plan are deemed to have accepted the Plan as modified by the Plan Modifications.  The Holders of Claims in the Voting Classes are not permitted to change their respective acceptances to rejections as a consequence of the Plan Modifications.

K.	Bankruptcy Rule 3016.

18.In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as the Plan proponents.  The Debtors appropriately filed the Disclosure Statement with the Court, thereby satisfying Bankruptcy Rule 3016(b).  The release, injunction, and exculpation provisions of the Plan are set forth in bold and with specific and conspicuous language, thereby complying with Bankruptcy Rule 3016(c).

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L.	Burden of Proof: Confirmation of the Plan.

19.The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation.  In addition, and to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard.

M.	Compliance with Bankruptcy Code Requirements: Section 1129(a)(1).

20.The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, more particularly:

(i)	Proper Classification: Sections 1122 and 1123(a)(1).

21.Article III of the Plan provides for the separate classification of Claims and Interests into nine Classes.  Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests.  The classifications reflect no improper purpose and do not unfairly discriminate between, or among, Holders of Claims or Interests.  Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to other Claims or Interests within that Class.  The Plan therefore satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(ii)	Specified Unimpaired Classes: Section 1123(a)(2).

22.Article III of the Plan specifies that Claims in the following Classes are Unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code:

Class	Claim or Interest
1	Senior Lien Claims
2	Other Priority Claims

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(iii)	Specified Treatment of Impaired Classes: Section 1123(a)(3).

23.Article III of the Plan specifies that the Claims in the following Classes are Impaired under the Plan, and describes the treatment of such Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code:

Class	Claim or Interest
3A	Non-Affiliated RBL Claims
3B	Affiliated RBL Claims
4	Unsecured Claims
5	Intercompany Claims
6	Section 510(b) Claims
7	Existing Preferred Equity Interests
8	Existing Common Equity Interests
9	Intercompany Interests

(iv)	No Discrimination: Section 1123(a)(4).

24.Article III of the Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest in accordance with the Plan, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

(v)	Adequate Means for Plan Implementation: Section 1123(a)(5).

25.The Plan, including the various documents and agreements in the Plan Supplement, provides adequate and proper means for implementation of the Plan, including, without limitation:  (a) the general settlement of claims and interests; (b) the creation of specific segregated accounts for Plan Distributions; (c) the wind down of existing operations and corporate governance; (d) the creation the Liquidation Trust, the funding of the Liquidation Trust, and the appointment of the Liquidation Trustee; (e) the settlement of claims; (f) to the extent necessary, the sale and abandonment of assets by the Liquidation Trust; (g) the creation of the Värde Settlement Reserve and other segregated accounts for purposes of Distributions under the Plan; (h) the cancellation of

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certain existing securities and agreements; (i) the release of liens; (j) the continuation of existing director and officer liability insurance; (k) the preservation of certain causes of action; (l) the substitution of the Liquidation Trust or the Liquidation Trustee as the party to any litigation; and (m) the termination of any surviving obligations under the Restructuring Support Agreement.

(vi)	Voting Power of Equity Securities: Section 1123(a)(6).

26.The Liquidation Trust is not a corporation and the Debtors will be dissolved on the Effective Date of the Plan.  Therefore section 1123(a)(6) of the Bankruptcy Code is not applicable in these cases.

(vii)	Designation of Directors and Officers: Section 1123(a)(7).

27.Since the Plan is a plan of liquidation, no directors or officers shall be named.  The selection of the Liquidation Trustee has been disclosed in the Plan Supplement.  To the extent that section 1123(a)(7) of the Bankruptcy Code applies to the Liquidation Trustee, the Liquidation Trustee was appointed in accordance with the interests of creditors and with public policy, and, therefore, satisfies section 1123(a)(7) of the Bankruptcy Code.

(viii)	Impairment / Unimpairment of Classes: Section 1123(b)(1).

28.The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code.  Specifically, Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.

(ix)	Assumption and Rejection of Executory Contracts and Unexpired Leases: Section 1123(b)(2).

29.The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code.  Article V.A of the Plan provides for the rejection of the Debtors’ Executory Contracts and Unexpired Leases on the Effective Date, in accordance with the provisions of sections 365 and 1123(b)(2) of the Bankruptcy Code, (a) except as otherwise provided in the Plan, the Plan Supplement, or this

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Confirmation Order and (b) except for any Executory Contract and Unexpired Lease:  (1) that will be assumed by the Debtors and assigned to the Purchaser in connection with the Asset Sale; (2) that have been previously rejected or assumed by a Final Order; (3) that are the subject of a separate motion to assume or reject Executory Contracts or Unexpired Leases that is pending on the Effective Date; (4) that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; or (5) those that have previously expired or terminated pursuant to its own terms or by agreement of the parties thereto.

(x)	Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action: Section 1123(b)(3).

30.The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code.  In accordance with section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions, settlements, and other benefits provided under the Plan, except as stated otherwise in the Plan, the provisions of the Plan constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, subordination, and other legal rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  The compromise and settlement of such Claims and Interests embodied in the Plan are in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests, and are fair, equitable, and reasonable.

31.In addition to the Debtor Released Claims (as defined in the 9019 Order) issued in accordance with the Värde Settlement, which the Bankruptcy Court previously approved in the 9019 Order, Article VIII of the Plan implements certain release and exculpation provisions for the benefit of the DIP Facility Secured Parties, the RBL Secured Parties, the Värde Parties, the

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Committee (each as defined in the Global Settlement Term Sheet), and the Debtors’ current and former directors and officers, issued pursuant to the Global Settlement Agreement (the “Global Settlement Agreement Releases”).  For the reasons set forth on the record of the Chapter 11 Cases and the evidence proffered, admitted, or adduced at the Confirmation Hearing, the Court finds that pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019 such releases are a necessary and integral part of the Plan, and are fair and equitable and in the best interests of the Debtors, the Estates, and the Holders of Claims and Interests considering (a) the probability of success in litigation of the released Claims and Causes of Action given uncertainty in fact and law with respect to the Claims and Causes of Action; (b) the complexity and likely duration and expense of litigating the released Claims and Causes of Action; (c) the arm’s-length negotiations which produced the settlement embodied in the Global Settlement Agreement.

32.Article VIII.C of the Plan describes certain releases granted by the Debtors and their Estates (the “Debtor Releases”).  The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Releases.  For the reasons set forth on the record of these Chapter 11 Cases and the evidence proffered, admitted, or adduced at the Confirmation Hearing, such releases are a necessary and integral part of the Plan, and are fair and equitable and in the best interests of the Debtors, the Estates, and the Holders of Claims and Interests.  The Debtor Releases are “fair and equitable” and “in the best interests of the estate” considering (a) the probability of success in litigation of the released Claims and Causes of Action given uncertainty in fact and law with respect to the Claims and Causes of Action; (b) the complexity and likely duration and expense of litigating the released Claims and Causes of Action; (c) the arm’s-length negotiations which produced the settlement embodied in the Plan; and (d) the overwhelming creditor support for the Debtor Releases, as evidenced by the Voting Report.  Additionally, the

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Debtor Releases are: (x) a good-faith settlement and compromise of the Claims and Causes of Action released by Article VIII.C of the Plan; (y) given and made, after due notice and opportunity for hearing; and (z) a bar to any of the Debtors or the Liquidation Trustee asserting any Claim or Cause of Action released by Article VIII.C of the Plan.

33.Article VIII.D of the Plan describes certain releases granted by the Releasing Parties6 (the “Third-Party Releases”).  The Third-Party Releases provide finality for the Debtors, the Liquidation Trustee, and the Released Parties regarding the parties’ respective historic relationships with the Debtors, obligations under the Plan and with respect to the Liquidation Trust.  The Ballots sent to all Holders of Claims entitled to vote on the Plan unambiguously stated that the Plan contains the Third-Party Releases and set forth the terms of the Third-Party Releases, and provided the option for such Holders to opt-out of granting the Third-Party Releases if such Holders voted to reject the Plan or abstained from voting on the Plan.  The Notice of Non-Voting Status sent to all Holders of Claims or Interests not entitled to vote on the Plan similarly unambiguously included information regarding the Third-Party Releases and detailed the process by which Holders of Claims or Interests in the Non-Voting Classes could opt-out of the Third-Party Releases, including by providing a form Holders could use to indicate that they wished to opt-out of giving the Third-Party Releases.  The Confirmation Hearing Notice sent to Holders of

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For the avoidance of doubt, the definition of “Released Parties” and “Releasing Parties” shall include: KD Trucking, LLC [Docket. No. 568]; Elite Well Services, LLC [Docket. No. 634]; FNG Construction [Docket. No. 635]; West Texas Water Well Service, LLC [Docket. No. 636]; Event Solutions of Louisiana, LLC [Docket. No. 637]; and Helmerich & Payne International Drilling Co. [Docket. No. 638], which are party to Mechanics’ Lien Stipulations approved by the Court, and (ii) Black Star Energy Services, LLC [Docket. No. 639]; J&T Energy Services, Inc. [Docket. No. 640]; Sooner Pipe, LLC [Docket. No. 641]; Basic Energy Services, LP [Docket. No. 650]; Phoenix Technology Services USA, LLC [Docket. No. 656]; Baker Hughes Oilfield Operations LLC [Docket. No. 657]; Bell Supply Company, LLC [Docket. No. 658]; Culberson Construction, LLC [Docket. No. 659]; PCS Ferguson, Inc. [Docket. No. 661]; Newpark Drilling Fluids, LLC [Docket. No. 662]; Peak Oilfield Services, LLC [Docket No. 663]; QES Wireline, LLC [Docket No. 664]; Bronco Oilfield Services, Inc. [Docket No. 665]; Cudd Pressure Control, Inc. [Docket No. 666]; Thru Tubing Solution, Inc. [Docket No. 667]; Select Energy Services, LLC [Docket No. 668], which are party to Mechanics’ Lien Stipulations that are deemed approved by the Court upon entry of this Confirmation Order.

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Claims and Interests and published in USA Today and the Houston Chronicle, as modified for publication purposes, referenced, and/or included the terms of the Third-Party Releases and an explanation of how to object to the Plan and/or opt-out of the Third-Party Releases set forth therein.  In addition, the Confirmation Hearing Notice advised careful review of the release, exculpation, and injunction provisions and emphasized in bold and capitalized typeface that any party should opt-out of the Third-Party Releases if it did not wish to grant such releases.

34.The Third-Party Releases are (a) consensual; (b) essential to confirmation of the Plan; (c) given in exchange of good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Releases; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for a hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Releases.  The Third-Party Releases are fully consensual because all parties in interest, including all Releasing Parties, were provided with extensive and sufficient notice of the Chapter 11 Cases, the Plan, the deadline to object to confirmation of the Plan, and the process for opting-out of giving the Third-Party Releases, and all such parties were properly informed that the Plan contained release provisions that could affect such parties’ rights.

35.The Third-Party Releases are sufficiently specific as to put the Releasing Parties on notice of the nature of the released Claims and Causes of Action, and they are appropriately tailored under the facts and circumstances of these Chapter 11 Cases.  The Third-Party Releases are conspicuous and emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, the Notice of Non-Voting Status, and the Confirmation Hearing Notice.

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36.The Third-Party Releases are integral to the Plan because they, inter alia, facilitated participation in both the formation of the Plan and the chapter 11 process generally and were critical in incentivizing the parties to support the Plan.  As such, the Third-Party Releases offer certain protections to parties that participated constructively in the Debtors’ chapter 11 process by, among other things, supporting the Plan.

37.The releases enacted in the Mechanics’ Lien Stipulations7 among the Debtors, the RBL Agent, the DIP Facility Agent, and the Holders of Mechanics’ Lien Claims party thereto are

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(i) Stipulation and Agreed Order Regarding Claims of KD Trucking, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 568]; Stipulation and Agreed Order Regarding Claims of Elite Well Services, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 634]; Stipulation and Agreed Order Regarding Claims of FNG Construction for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 635]; Stipulation and Agreed Order Regarding Claims of West Texas Water Well Service, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 636]; Stipulation and Agreed Order Regarding Claims of Event Solutions of Louisiana, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 637]; Stipulation and Agreed Order Regarding Claims of Helmerich & Payne International Drilling Co. for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 638], which have been approved by the Court, and (ii) Stipulation and Agreed Order Regarding Claims of Black Star Energy Services, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 639]; Stipulation and Agreed Order Regarding Claims of J&T Energy Services, Inc. for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 640]; Stipulation and Agreed Order Regarding Claims of Sooner Pipe, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 641]; Stipulation and Agreed Order Regarding Claims of Basic Energy Services, LP for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 650]; Stipulation and Agreed Order Regarding Claims of Phoenix Technology Services USA, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 656]; Stipulation and Agreed Order Regarding Claims of Baker Hughes Oilfield Operations LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 657]; Stipulation and Agreed Order Regarding Claims of Bell Supply Company, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 658]; Stipulation and Agreed Order Regarding Claims of Culberson Construction, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 659]; Stipulation and Agreed Order Regarding Claims of PCS Ferguson, Inc. for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 661]; Stipulation and Agreed Order Regarding Claims of Newpark Drilling Fluids, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 662]; Stipulation and Agreed Order Regarding Claims of Peak Oilfield Services, LLC  for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 663]; Stipulation and Agreed Order Regarding Claims of QES Wireline, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 664]; Stipulation and Agreed Order Regarding Claims of Bronco Oilfield Services, Inc. for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 665]; Stipulation and Agreed Order Regarding Claims of Cudd Pressure Control, Inc. for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 666]; Stipulation and Agreed Order Regarding Claims of Thru Tubing Solution, Inc. for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 667]; Stipulation and Agreed Order Regarding Claims of Select Energy Services, LLC for Purposes of Debtors’ First Amended Joint Liquidating Chapter 11 Plan [Docket. No. 668], which are deemed approved by the Court upon entry of this Confirmation Order (collectively, the “Mechanics’ Lien Stipulations”).

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a necessary and integral part of the Plan, fair and equitable, and in the best interests of the Debtors, the Estates, and the Holders of Claims and Interests considering: (a) the probability of success in litigation of the released Claims and Causes of Action given uncertainty in fact and law with respect to the Claims and Causes of Action; (b) the complexity and likely duration and expense of litigating the released Claims and Causes of Action; and (c) the arm’s-length negotiations which produced the settlement embodied in the Mechanics’ Lien Stipulations.

38.The exculpation, described in Article VIII.E of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith and is appropriately limited in scope.  Without limiting anything in the Exculpation, each Exculpated Party is appropriately released and exculpated from any Claim, Cause of Action, obligation, suit, judgment, damage, demand, loss, liability, or remedy for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the DIP Facility, the Global Settlement Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Asset Sale, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Global Settlement Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Asset Sale, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of any securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of

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competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpation, including its carve-out for knowing and actual fraud, willful misconduct, and gross negligence, is consistent with established practice in this jurisdiction and others.

39.The injunction provision set forth in Article VIII.F of the Plan is necessary to implement, preserve, and prevent actions against the Debtors, the Exculpated Parties, or the Released Parties and by extension the compromise and settlement upon which the Plan is founded, and is narrowly tailored to achieve this purpose.

40.Article IV.M of the Plan appropriately provides that in accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII of the Plan, the Liquidation Trust will retain, and may enforce, all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and any other actions specifically enumerated in the List of Retained Causes of Action.  The provisions regarding the preservation of Causes of Action in the Plan are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

41.The release of all mortgages, deeds of trust, Liens against, security interests in, or other encumbrances or interests in property of any Estate described in Article IV.J (the “Lien Release”) is necessary to implement the Plan.  The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

(xi)	Distribution of Sale Proceeds: Section 1123(b)(4)

42.In accordance with section 1123(b)(4) of the Bankruptcy Code, Articles IV.G.1 and IV.G.2 of the Plan provide for the transfer of all remaining assets in the Debtors’ Estates, including

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but not limited to the cash proceeds of the Sale not distributed on the Effective Date pursuant to the Plan, to the Liquidation Trust and provide for the creation of the Liquidation Trust to effectuate the liquidation of all assets contributed to the Liquidation Trust and the distribution of proceeds to creditors in accordance with the terms of the Plan.

(xii)	Modification of Rights: Section 1123(b)(5).

43.The Plan modifies the rights of Holders of Claims or Interests, as applicable, in Class 3A (Non-Affiliated RBL Claims), Class 3B (Affiliated RBL Claims), Class 4 (Unsecured  Claims), Class 5 (Intercompany Claims), Class 6 (Section 510(b) Claims), Class 7 (Existing Preferred Equity Interests), Class 8 (Exiting Equity Interests), and Class 9 (Intercompany Interests), and leaves Unimpaired the rights of Holders of Claims in Class 1 (Senior Priority Lien Claims), Class 2 (Other Priority Claims), as permitted by section 1123(b)(5) of the Bankruptcy Code.

(xiii)	Additional Plan Provisions: Section 1123(b)(6).

44.The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including provisions for (a) distributions to Holders of Claims and Interests, (b) resolution of Disputed Claims, (c) allowance of certain Claims, and (d) retention of Court jurisdiction, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.  The failure to address any provisions of the Bankruptcy Code specifically in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

(xiv)	Cure of Defaults: Section 1123(d).

45.Subject to and without limiting paragraph 17(d) of the Sale Order, the Debtors have cured, or provided adequate assurance that the Debtors will cure, defaults (if any) under or relating to each of the Executory Contracts that are being assumed and assigned to the Purchaser pursuant to the Sale Order and the Plan.  In addition, the Debtors’ assigns to such Executory Contracts have

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provided adequate assurance of future performance under such Executory Contracts being assumed and assigned.

N.	Debtor Compliance with the Bankruptcy Code: Section 1129(a)(2).

46.The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code.  Specifically, each Debtor:

a.	is an eligible debtor under section 109 of the Bankruptcy Code, and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;
b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and
c.

complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, any applicable non-bankruptcy law, rule and regulation, the Disclosure Statement Order, and all other applicable law, in transmitting the Solicitation Package and related documents and notices, and in soliciting and tabulating the votes on the Plan.

O.	Plan Proposed in Good Faith: Section 1129(a)(3).

47.The Debtors have negotiated, developed, and proposed the Plan (including the Plan Supplement and all other documents and agreements necessary to effectuate the Plan) in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  In so determining, the Court has considered the facts and record of the Chapter 11 Cases, the Disclosure Statement, and evidence proffered, admitted, or adduced at the Confirmation Hearing, and examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Sale, the Plan, and the process leading to Confirmation.  The Debtors’ Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to distribute the proceeds from the sale of substantially all of the Debtors’ Assets.  The Plan (including all documents necessary to effectuate the Plan) and the Plan Supplement were negotiated in good faith and at arm’s length among the Debtors and their key stakeholders,

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including the Non-Affiliated RBL Lenders, the DIP Facility Secured Parties, the RBL Agent, Värde, and the Committee.  Additionally, the Global Settlement Agreement that the Debtors negotiated and facilitated with and between the DIP Facility Agent, the RBL Agent, the Värde Parties, and the Committee that is embodied in the Plan reflects the best possible compromise and settlement that could be reached given the facts and circumstances surrounding the Debtors and these Chapter 11 Cases.  Further, the Plan’s classification, indemnification, exculpation, release, and injunction provisions have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each integral to the Plan, and necessary for the Debtors’ successful implementation of the Plan.

P.	Payment for Services or Costs and Expenses: Section 1129(a)(4).

48.The Debtors have satisfied section 1129(a)(4) of the Bankruptcy Code.  Any payment made or to be made by the Debtors for services or for costs and expenses of the Debtors’ professionals in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable.  All such costs and expenses of the Debtors’ professionals shall be paid in accordance with the Plan, and all other estimated costs and expenses of the Debtors’ professionals shall be escrowed in the Professional Fee Escrow Account no later than the Effective Date.

Q.	Directors, Officers, and Insiders: Section 1129(a)(5).

49.The Debtors have complied with the requirements of section 1129(a)(5) of the Bankruptcy Code.  The Debtors are liquidating and therefore not appointing any directors or officers.  The Plan Supplement discloses the identity and affiliations of the individual proposed to serve as the Liquidation Trustee of the Liquidation Trust.  The proposed Liquidation Trustee of the Liquidation Trust is qualified, and the appointment to such office is consistent with the interests of the Holders of Claims and Interests and with public policy.

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R.	No Rate Changes: Section 1129(a)(6).

50.Section 1129(a)(6) of the Bankruptcy Code is not applicable to the Chapter 11 Cases.  The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

S.	Best Interest of Creditors: Section 1129(a)(7).

51.The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The liquidation analysis attached to the Disclosure Statement as Exhibit D and the other evidence related thereto in support of the Plan that was proffered, admitted, or adduced prior to the Confirmation Hearing:  (a) are reasonable, persuasive, credible, and accurate as of the dates such analyses or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that each Holder of an Impaired Claim or Interest against a Debtor either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if such Debtors were liquidated under chapter 7 of the Bankruptcy Code as of the Effective Date.

T.	Acceptance by Certain Classes: Section 1129(a)(8).

52.The Unimpaired Classes are Unimpaired by the Plan and, accordingly, Holders of Claims in such Classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  The Voting Classes are Impaired and each has voted to accept the Plan, as established by the Voting Report.

53.The Deemed Rejecting Classes are Impaired and deemed to reject the Plan, pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.  Holders of Claims in the Deemed Rejecting Classes will not receive or retain any property on account of their Claims or Interests.  Therefore, the Plan does not satisfy the

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requirements of section 1129(a)(8) with respect to the Deemed Rejecting Classes.  Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) of the Bankruptcy Code because Classes 3A, 3B, and 4 have all voted to accept the Plan, and, with respect to the Deemed Rejecting Classes, section 1129(b) of the Bankruptcy Code is satisfied as set forth below.

U.	Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code: Section 1129(a)(9).

54.The treatment of Administrative Claims, Professional Claims, DIP Facility Claims, RBL Adequate Protection Claims, Priority Tax Claims, and statutory fees imposed by 28 U.S.C. § 1930 under Article II of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

V.	Acceptance by At Least One Impaired Class: Section 1129(a)(10).

55.The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.  As evidenced by the Voting Report, Classes 3A, and 4, which are Impaired, voted to accept the Plan in accordance with section 1126 of the Bankruptcy Code, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code).

W.	Feasibility: Section 1129(a)(11).

56.The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.  The evidence supporting Confirmation of the Plan proffered, admitted, or adduced by the Debtors at or prior to the Confirmation Hearing:  (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; (d) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed

26

by the liquidation, or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan; and (e) establishes that the Debtors will have sufficient funds available to meet their obligations under the Plan.

X.	Payment of Fees: Section 1129(a)(12).

57.The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.  Article II.F of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

Y.	Continuation of Employee Benefits: Section 1129(a)(13).

58.The Debtors maintain no programs providing for employee retirement benefits, as defined in section 1114 of the Bankruptcy Code, accordingly, section 1129(a)(3) of the Bankruptcy Code is applicable.

Z.	Non-Applicability of Certain Sections: 1129(a)(14), (15), and (16).

59.Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to the Chapter 11 Cases.  The Debtors (a) are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation, (b) are not individuals, and (c) are each a moneyed, business, or commercial corporation.

AA.	“Cram Down” Requirements: Section 1129(b).

60.The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code.  Notwithstanding the fact that Class 5 (Intercompany Claims), Class 6 (Section 510(b) Claims), Class 7 (Existing Preferred Equity Interests), Class 8 (Exiting Equity Interests), and Class 9 (Intercompany Interests) are deemed to reject the Plan, the Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code.  The evidence in support of the Plan that was proffered, admitted, or adduced at or prior to the Confirmation Hearing is reasonable, persuasive, credible, and accurate, has not been controverted by other evidence, and establishes that the Plan satisfies

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the requirements of section 1129(b) of the Bankruptcy Code.  First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met.  Second, the Plan is fair and equitable with respect to such Classes.  The Plan has been proposed in good faith, is reasonable, and meets the requirements that (a) no Holder of any Claim or Interest that is junior to each such Classes will receive or retain any property under the Plan on account of such junior Claim or Interest and (b) no Holder of a Claim or Interest in a Class senior to such Classes is receiving more than 100% on account of its Claim.  Third, the Plan does not discriminate unfairly with respect to such Classes because similarly situated Holders of Claims and Interests will receive substantially similar treatment on account of their Claims and Interests irrespective of Class.  Accordingly, the Plan satisfies the requirement of section 1129(b)(1) and (2) of the Bankruptcy Code.  The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

BB.	Only One Plan: Section 1129(c).

61.The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code.  The Plan is the only chapter 11 plan filed with respect to each Debtor in each of the Chapter 11 Cases.

CC.	Principal Purpose of the Plan: Section 1129(d).

62.The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

DD.	Not Small Business Cases: Section 1129(e).

63.The Chapter 11 Cases are not small business cases, and accordingly section 1129(e) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

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EE.	Good Faith Solicitation: Section 1125(e).

64.Based on the record before the Court in these Chapter 11 Cases, including evidence proffered, admitted, or adduced at or prior to the Confirmation Hearing, the Debtors and the other Exculpated Parties (i) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, the Local Rules, the Voting Procedures, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the development of the Plan, all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and (ii) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the securities under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the Exculpation set forth in Article VIII.E of the Plan.

FF.	Satisfaction of Confirmation Requirements.

65.Based upon the foregoing, all other pleadings, documents, exhibits, statements, declarations, and affidavits filed in connection with confirmation of the Plan, and all evidence and arguments made, proffered, admitted, or adduced at the Confirmation Hearing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

GG.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

66.Without limiting or modifying the rights of any party set forth in Article IX.A or Article IX.B of the Plan, each of the conditions precedent to the Effective Date, as set forth in

29

Article IX.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.B of the Plan.

HH.	Implementation.

67.The terms of the Plan, including the Plan Supplement, and all exhibits and schedules thereto, and all other documents filed in connection with the Plan, and/or executed or to be executed in connection with the transactions contemplated by the Plan and all amendments and modifications of any of the foregoing made pursuant to the provisions of the Plan governing such amendments and modifications (collectively, the “Plan Documents”) are incorporated by reference and constitute essential elements of the Plan and this Confirmation Order.  Consummation of each such Plan Document is in the best interests of the Debtors, the Debtors’ Estates, and Holders of Claims and Interests, and such Plan Documents are hereby approved.  The Debtors have exercised reasonable business judgment in determining to enter into the Plan Documents, and the Plan Documents have been negotiated in good faith, at arm’s-length, are fair and reasonable, are supported by reasonably equivalent value and fair consideration, and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

II.	Settlements Embodied in Plan Satisfy Bankruptcy Rule 9019.

68.All of the settlements and compromises pursuant to and in connection with the Plan or incorporated by reference into the Plan comply with the requirements of section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019. Pursuant to Bankruptcy Rule 9019 and in consideration for the benefits provided under the Plan, any and all compromise and settlement provisions of the Plan constitute good-faith compromises, are in the best interests of the Debtors, the Debtors’ Estates, and all Holders of Claims and Interests, and are fair, equitable, and

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reasonable.  The foregoing includes, without limitation, the 9019 Order and the corresponding settlement of Claims, Causes of Action and controversies embodied in Article IV of the Plan.

JJ.	Mechanics’ Lien Claimant Stipulations.

69.The Debtors, the RBL Agent, the DIP Facility Agent, and the Holders of Mechanics’ Lien Claims that are party to the Mechanics’ Lien Stipulations engaged in arm’s length, good faith negotiations to reach compromise and settlement.  The terms and conditions set forth in the Mechanics’ Lien Stipulations (a) meet the standards applied by bankruptcy courts for the approval of a compromise and settlement pursuant to Bankruptcy Rule 9019, (b) are reasonable, fair, and equitable and supported by adequate consideration, and (c) are in the best interests of the Debtors, their estates, their creditors, and all other parties in interest. Prior to the occurrence of the Effective Date, the Debtors are authorized to enter into additional settlements with Holders of Mechanics’ Lien Claims.

KK.	Liquidation Trust.

70.The Debtors have exercised sound business judgment in determining to enter into the Liquidation Trust Agreement and have provided adequate notice thereof.  The Liquidation Trust Agreement has been negotiated in good faith and at arm’s length and is deemed to have been made in good faith and for legitimate business purposes.  The terms and conditions of the Liquidation Trust Agreement are fair and reasonable.

LL.	Authority to Pursue, Settle, or Abandon Retained Causes of Action.

71.All Retained Causes of Action are reserved and preserved and shall not be impacted or affected in any way by deemed consolidation of the estates.  From and after the Effective Date, except as otherwise set forth in Article IV.M of the Plan, prosecution and settlement of all Retained Causes of Action shall be the sole responsibility of the Liquidation Trustee pursuant to the Plan, the Confirmation Order and the Liquidation Trust Agreement. From and after the Effective Date,

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the Liquidation Trustee shall retain and may enforce any claims, demands, rights, and causes of action that Debtors’ Estate may hold.  The Liquidation Trustee may pursue any such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Liquidation Trust Beneficiaries as the sole representative of the estates pursuant to section 1123(b)(3) of the Bankruptcy Code.

72.On the Effective Date, all Designated Retained Causes of Action shall be transferred to the Unsecured Claim Pool Sub-Trust (as defined in the Liquidation Trust Agreement) and may be administered by the Unsecured Claim Pool Sub-Trustee (as defined in the Liquidation Trust Agreement) for the benefit of the Holders of Series C Liquidation Trust Interests in accordance with Article III.B.5 and IV.G.2 of the Plan.

MM.	Restructuring Support Agreement.

73.Any surviving obligations under the Restructuring Support Agreement shall terminate on a final basis upon the Effective Date.

NN.	Good Faith.

74.The Debtors, the other Released Parties, and the Exculpated Parties acted in good faith and will be acting in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby in accordance with the Plan; and (b) take the actions authorized and directed by this Confirmation Order.

OO.	Retention of Jurisdiction.

75.The Court may properly, and upon the Effective Date shall, retain exclusive jurisdiction over all matters arising in or related to, the Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

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ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1.Findings of Fact and Conclusions of Law.  The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014.

2.Confirmation of the Plan.  The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code.  The documents contained in or contemplated by the Plan, including, without limitation, the Plan Documents, are hereby authorized and approved.  The terms of the Plan are incorporated by reference into and are an integral part of this Confirmation Order.  The failure to specifically describe, include, or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan is confirmed in its entirety, except as expressly modified herein, the Plan Documents are approved in their entirety, and all are incorporated herein by this reference.

3.Objections.  All objections to Confirmation of the Plan or final approval of the Disclosure Statement and other responses, comments, statements, or reservation of rights, if any, in opposition to the Plan or Disclosure Statement that have not been withdrawn, waived, or otherwise resolved by the Debtors prior to entry of this Confirmation Order are overruled on the merits.

4.Plan Classification Controlling.  The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder.  The classification set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan:  (a) were set forth thereon solely for purposes of voting to accept or reject

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the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.

5.Confirmation Hearing Notice.  The Confirmation Hearing Notice complied with the terms of the Disclosure Statement Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable non-bankruptcy law.

6.Solicitation.  The solicitation of votes on the Plan complied with the Voting Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement Order, and applicable non-bankruptcy law.

7.Plan Modifications.  The modifications, amendments, and supplements made to the Solicited Plan following the solicitation of votes thereon constitute technical changes and do not materially adversely affect or change the proposed treatment of any Claims or Interests.  After giving effect to such modifications, the Plan continues to satisfy the requirements of sections 1122 and 1123 of the Bankruptcy Code.  The filing of the proposed form of this Confirmation Order with the Court on November 16, 2020, which contain such modifications, and the disclosure of such modifications on the record at the Confirmation Hearing constitute due and sufficient notice thereof.  Accordingly, such modifications do not require additional disclosure or re-solicitation of votes under sections 1125, 1126, or 1127 of the Bankruptcy Code or Bankruptcy Rule 3019, nor do they require that the Holders of Claims in the Voting Classes be afforded an opportunity to

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change their previously cast votes on the Solicited Plan.  The Holders of Claims in the Voting Classes who voted to accept the solicitation version of the Solicited Plan are deemed to accept the Plan as modified.  The Plan, as modified, is, therefore, properly before this Court and all votes cast with respect to the Solicited Plan prior to such modification shall be binding and shall apply with respect to the Plan.

8.No Action Required.  No action of the respective directors, equity holders, managers, or members of the Debtors or the Liquidation Trust is required to authorize the Debtors or the Liquidation Trust, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, or any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including the Liquidation Trust Agreement, the other Plan Documents, and the appointment of the members of the Liquidation Trustee.

9.Binding Effect.  On the date of and after entry of this Confirmation Order, in accordance with section 1141(a) of the Bankruptcy Code and subject to the occurrence of the Effective Date and notwithstanding Bankruptcy Rules 3020(e), 6004(d), 6004(h), or otherwise, the terms of the Plan, the Plan Documents, and this Confirmation Order shall be immediately effective (and/or adopted, where applicable) and enforceable and deemed binding upon the Debtors, the Liquidation Trust, and any and all Holders of Claims or Interests and such Holder’s respective successors and assigns (regardless of whether or not (a) the Holders of such Claims or Interests voted to accept or reject, or are deemed to have accepted or rejected, the Plan or (b) the Holders of such Claims or Interests are entitled to a distribution under the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases (including the releases set forth in Article VIII of the Plan), waivers, discharges, exculpations, and injunctions provided for in the

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Plan, each Entity acquiring property under the Plan or this Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases.  All Claims and debts shall be fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.  The Plan and the Plan Documents constitute legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms.  Pursuant to section 1142(a) of the Bankruptcy Code, the Plan and the Plan Documents, and any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

10.Creation of the Liquidation Trust.  Except as otherwise provided in the Plan, this Confirmation Order, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Retained Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in the Liquidation Trust, including the cash proceeds of the Asset Sale remaining after any distributions contemplated by the Plan on the Effective Date.  On and after the Effective Date, the Liquidation Trust is deemed created and effective without any further action by the Bankruptcy Court or any party.  The Liquidation Trust shall be established for the primary purpose of liquidating its assets (as applicable) and for making distributions in accordance with the Plan and the Liquidation Trust Agreement, with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the Liquidation Trust. The terms and conditions of the Liquidation Trust Agreement are approved. To the extent any DIP Facility Claims remain unpaid after the Effective Date (with the consent, in their sole discretion, of the DIP Facility Secured Parties), all distributions from the Liquidation Trust (other than the Unsecured Claim

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Pool) shall first be applied to repaying any such DIP Facility Claims and the Liens securing the DIP Facility shall attach to all Liquidation Trust Assets other than the Unsecured Claim Pool.

11.Effectiveness of All Actions.  All actions contemplated by the Plan, including all actions pursuant to, in accordance with, or in connection with the Plan Documents, are hereby effective and authorized to be taken on, prior to, or after the Effective Date, as applicable, under this Confirmation Order, without further application to, or order of the Court, or further action by the Debtors, the Liquidation Trust, or the Liquidation Trustee.

12.Plan Implementation.

(a)Pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, on, or, unless specifically provided otherwise herein or the Plan, prior to the Effective Date, or as soon thereafter as is reasonably practicable, the Liquidation Trustee in accordance with Article IV of the Plan, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan including (a) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; and (c) all other actions that Liquidation Trustee determines are necessary or appropriate and that are not inconsistent with the Plan.

(b)Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan, the Plan Supplement, and the Plan Documents including, (i) the rejection or assumption, as appropriate, of any Executory Contracts and Unexpired Leases, (ii) the sale and/or abandonment of Assets, (iii) contribution of Assets to the Liquidation Trust, and (iv) entry into any contracts,

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instruments, releases, agreements, and documents necessary to implement, effectuate, and consummate the Plan shall be effective prior to, on, or after the Effective Date pursuant to this Confirmation Order, without further notice, application to, or order of this Court, or further action by the Debtors, the Liquidation Trust, or the Liquidation Trustee.

(c)To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the Debtors, the Liquidation Trust, or the Liquidation Trustee, this Confirmation Order shall, pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of Debtors, the Liquidation Trust, or the Liquidation Trustee, as applicable.

(d)All such transactions effected by the Debtors during the pendency of the Chapter 11 Cases from the Petition Date through the Confirmation Date (or as otherwise contemplated by this Confirmation Order) are approved and ratified, subject to the satisfaction of any applicable terms and conditions to effectiveness of such transactions and the occurrence of the Effective Date.

13.Settlement Approved.  The General Settlement of Claims and Interests described in Article IV.B of the Plan constitutes a settlement pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 among the Debtors, the DIP Facility Lenders, the Non-Affiliated RBL Lenders, the Värde Parties, and the Committee.  The provisions of Article IV.B of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, issues, disputes and controversies that were, or could have been asserted in connection with the Chapter 11 Cases.

14.The Global Settlement Agreement was negotiated at arms-length and in good faith, is in the best interests of the Debtors, their Estates, and Holders of such Claims and Interests, and

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is fair, equitable, and reasonable.  Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of the Global Settlement Agreement, the settlement of all such Claims, Interests, and controversies, and the approval of all such releases granted in connection therewith. For the avoidance of doubt, the settlement, release, injunction, and related provisions described in Article VIII the Plan and approved by this Confirmation Order shall be in addition to, and not in lieu of, the settlements, releases, agreements, and compromises granted pursuant to the 9019 Order.

15.The releases enacted in the Mechanics’ Lien Stipulations, among the Debtors, the DIP Facility Agent, the RBL Agent, and the Holders of Mechanics’ Lien Claims party thereto were negotiated at arms-length and in good faith, is in the best interests of the Debtors, their Estates, and Holders of such Claims and Interests, and are fair, equitable, and reasonable.  Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases granted under the Mechanics’ Lien Stipulations.

16.Cancellation of Existing Securities and Agreements.  On the Effective Date, except as otherwise provided herein or in the Plan, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests (including the RBL Facility Documents, the DIP Facility Documents, and the Existing Equity Interests), and any Existing Equity Interests that are not represented by certificates or other instruments, shall be cancelled and surrendered and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, and of no force or effect against the Debtors or the Liquidation Trust, without any further action on the part of the Debtors, the Liquidation Trust, or any other party. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights against the Debtors or the Liquidation Trust arising from or

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relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan.

17.Corporate Governance.  Each of the Debtors will be subject to a Dissolution Transaction on the Effective Date, or as promptly thereafter as possible, and each Debtor will be deemed to cease to exist as of the Effective Date after the transfer and/or abandonment of any remaining Assets of their Estates to the Liquidation Trust.

18.Directors and Officers of the Debtors.  Upon the Effective Date, the term of the current members of the board of directors shall expire automatically and each person serving as a director of Lilis shall be removed and shall be deemed to have resigned and cease to serve automatically.

19.Transfer of Sale Proceeds and Other Assets.  Unless otherwise specified in the Plan or the 9019 Order, all proceeds of the Asset Sale, and all Assets not sold pursuant to the Asset Sale will be contributed to the Liquidation Trust as part of the Liquidation Trust Assets pursuant to the Plan. The Debtors, the Liquidation Trust, or the Liquidation Trustee, as applicable, are authorized in all respects, without further notice to any party, or further order or other approval of the Court, or further act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization or approval of any Person, to execute and deliver, or cause to be executed and delivered, documents required under the Sale Order, and to perform their obligations thereunder, and perform all obligations under the Sale Order and the pay all fees, expenses, losses, damages, indemnities, and other amounts provided under the Sale Order.

20.Preservation of Causes of Action.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by the 9019 Order, in accordance with section 1123(b) of the Bankruptcy Code, the Liquidation

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Trustee shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the List of Retained Causes of Action and Designated Retained Causes of Action, as set forth in the Plan Supplement.  The Liquidation Trustee’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  For the avoidance of doubt, the Debtors’ failure to specify a Cause of Action in the Disclosure Statement, the Plan, the Plan Supplement, or otherwise in no way limits the rights of the Liquidation Trustee as set forth above and in the Plan.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as an indication that the Debtors or the Liquidation Trustee, as applicable, will not pursue any and all preserved Causes of Action against it.  The Liquidation Trustee, expressly reserves all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, the 9019 Order, or this Confirmation Order.

21.Substitution in Pending Legal Actions.  On the Effective Date, the Liquidation Trust or the Liquidation Trustee, as applicable, shall be deemed to be substituted as the party to any litigation in which the Debtors are a party, including (but not limited to) (i) pending contested matters or adversary proceedings in the Court, (ii) any appeals of orders of the Court and (iii) any state court or federal or state administrative proceedings pending as of the Petition Date.  With respect to all Designated Retained Causes of Action, the Liquidation Sub-Trust or the Liquidation Sub-Trustee shall be deemed to be substituted as the party to any litigation in which the Debtors are a party, including (but not limited to) (i) pending contested matters or adversary proceedings in the Court, (ii) any appeals of orders of the Court and (iii) any state court or federal or state administrative proceedings pending as of the Petition Date.  The Liquidation Trustee, the

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Liquidation Sub-Trustee and its professionals are not required to, but may take such steps as are appropriate to provide notice of such substitution.

22. Liquidation Trust Agreement.  The Liquidation Trust Agreement, substantially in the form filed with the Court on November 6, 2020 (including any modifications or amendments thereto), is hereby approved in its entirety, and the Debtors are authorized to enter into the Liquidation Trust Agreement.

23.Liquidation Trust.  On the Effective Date the Liquidation Trust shall be established pursuant to and in accordance with the Liquidation Trust Agreement for the purpose of liquidating the Liquidation Trust Assets, resolving all Disputed Claims, making all distributions to holders of Allowed Claims in accordance with the terms of the Plan and otherwise implementing the Plan. Subject to and to the extent set forth in the plan, the Liquidation Trust shall be empowered to: (a) perform all actions and execute all agreements, instruments and other documents necessary to implement the Plan; (b) establish, maintain and administer the Liquidation Trust Accounts, which shall be segregated to the extent appropriate in accordance with the Plan; (c) accept, preserve, receive, collect, manage, invest, sell, liquidate, transfer, supervise, prosecute, settle and protect, as applicable, the Liquidation Trust Assets (directly or through its professionals or a Disbursing Agent), in accordance with the Plan and, in each case, with the consent of the RBL Agent; (d) review, reconcile, settle (with the consent of the RBL Agent) or object to all Claims that are Disputed Claims as of the Effective Date pursuant to the procedures for allowing Claims prescribed in the Plan; (e) calculate and make distributions of the proceeds of the Liquidation Trust Assets to the holders of Allowed Claims; (f) subject to Article IV.L of the Plan, pursue Retained Causes of Actions that are transferred to the Liquidation Trust to the extent that their pursuit would likely result in a material economic benefit to holders of Claims under the Plan; (g) retain,

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compensate and employ professionals to represent the Liquidation Trust; (h) file appropriate Tax returns and other reports on behalf of the Liquidation Trust and pay Taxes or other obligations owed by the Liquidation Trust; (i) file, to the extent reasonably feasible and subject to the Liquidation Trust Agreement, appropriate Tax returns on behalf of the Debtor and pay Taxes or other obligations arising in connection therewith; (j) exercise such other powers as may be vested in the Liquidation Trust under the Liquidation Trust Agreement and the Plan, or as are deemed by the Liquidation Trustee to be necessary and proper to implement the provisions of the Plan and the Liquidation Trust Agreement; (k) take such actions as are necessary or appropriate to close the Debtors’ Chapter 11 Cases; and (l) dissolve the Liquidation Trust in accordance with the terms of the Liquidation Trust Agreement.  Notwithstanding anything to the contrary in Article IV.G of the Plan, the Liquidation Trust’s primary purpose is liquidating the Liquidation Trust Assets, with no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the Liquidation Trust’s liquidating purpose and reasonably necessary to conserve and protect the Liquidation Trust Assets and provide for the orderly liquidation thereof.

24.Liquidation Trustee.  Thomas A. Howley is hereby appointed to serve as the Liquidation Trustee for the Liquidation Trust in accordance with the terms of this Order, the Plan, and the Liquidation Trust Agreement.  The Liquidation Trustee shall be authorized to take all actions necessary to establish, maintain, and administer the Liquidation Trust and the Unsecured Claim Pool Sub-Trust (as defined in the Liquidation Trust Agreement) pursuant to the terms of the Liquidation Trust Agreement, the Plan, and this Confirmation Order.

25.Funding and Transfer of Assets Into the Liquidation Trust.  On the Effective Date, the Debtor shall transfer the Liquidation Trust Assets to the Liquidation Trust, and all such

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assets shall vest in the Liquidation Trust on such date, to be administered by the Liquidation Trustee in accordance with the Plan and the Liquidation Trust Agreement.  Except as set forth in Article IV.I of the Plan and all Liens securing the DIP Facility, the Liquidation Trust Assets shall be transferred to the Liquidation Trust free and clear of all Claims, Liens, and encumbrances to the fullest extent provided by section 363 or 1123 of the Bankruptcy Code.  The Liquidation Trustee shall have the authority to create additional sub-accounts in the Liquidation Trust Accounts and sub-trusts within the Liquidation Trust, which may have a separate legal existence, but which shall be considered sub-accounts or sub-trusts of the Liquidation Trust. This shall include the creation of sub-accounts and/or sub-trusts to accomplish the purposes of the Liquidation Trust.

26.Fees and Expenses of the Liquidation Trust.  The fees and expenses of the Liquidation Trustee (including those incurred prior to the Effective Date in connection with the preparation of the Liquidation Trust Agreement) shall be paid after the Effective Date pursuant to the terms and conditions of the Liquidation Trust Agreement and the Wind Down Budget.  The Liquidation Trustee, on behalf of the Liquidation Trust, may employ, without further order of the Bankruptcy Court, individuals, professionals, or professional firms (including professionals previously employed by the Debtors) to assist in carrying out its duties under the Liquidation Trust Agreement and may compensate and reimburse the expenses of such persons based upon the nature of the work performed by such person, without further order of the Bankruptcy Court, subject to any limitations and procedures established by the Liquidation Trust Agreement.

27.Reports to be Filed by the Liquidation Trust.  The Liquidation Trustee, on behalf of the Liquidation Trust, shall File with the Bankruptcy Court (and provide to any other party entitled to receive any such report pursuant to the Liquidation Trust Agreement), no later than 31 days after June 30 and December 31 of each calendar year, a semi-annual report regarding the

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administration of property subject to its ownership and control pursuant to the Plan, distributions made by it and other matters relating to the implementation of the Plan.

28.Settlement of Claims by the Liquidation Trustee.  Except as otherwise provided in the Confirmation Order, the Plan, the 9019 Order, or the Liquidation Trust Agreement, on and after the Effective Date, the Liquidation Trustee may (with the consent of the RBL Agent as to the Retained Causes of Action (other than Designated Retained Causes of Action) and Claims that would be pari passu or senior to any RBL Claims, and in each case subject to the Värde Consent Right, if applicable) compromise or settle any Claims or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and may pay the charges that it incurs on or after the Effective Date for Liquidation Trust Expenses, professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

29.Professional Compensation.  The provisions governing compensation of Professionals set forth in Article II.D of the Plan are approved in their entirety.  All final requests for Professional Fee Claims through and including the Effective Date shall be Filed no later than 45 days after the Effective Date.  Any objections to Professional Fee Claims shall be served and filed no later than 20 days after the filing of such final applications for payment of Professional Fee Claims.

30.Payment of Professional Claims.  On the Effective Date, the Debtors shall establish and fund the Professional Escrow Account.  The amount of Allowed Professional Claims shall be paid in Cash to the Professionals by the Liquidation Trustee from the Professional Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed.

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31.Establishment of Appropriate Reserves.  In accordance with the terms of the Confirmation Order, the Plan, the 9019 Order, and the Global Settlement Agreement, the Debtors or the Liquidation Trust shall establish the following reserves as required under the Plan:  (i) the Claims Reserve; (ii) the Priority Claims Reserve; and (iii) the Värde Parties Settlement Reserve.  Prior to the Effective Date, the reserve amounts will be determined based on the reasonable and good faith estimates of the Debtors.

32.Subordination.  Except as otherwise expressly provided in the Plan, this Confirmation Order, and any other order of the Court:  (a) the classification and manner of satisfying all Claims and Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; (b) all subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated and all actions related to the enforcement of such subordination rights shall be enjoined permanently; and (c) the distributions under the Plan to the Holders of Allowed Claims will not be subject to payment of a beneficiary of such subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

33.Release of Liens.  Except as otherwise provided in the Plan, this Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, on the Effective Date concurrently and consistent with the treatment provided for Claims and Interests in Article III, all mortgages, deeds of trust, Liens against, security interests in, or other encumbrances or interests in property of any Estate shall be deemed fully released.

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34.Rejection of Contracts and Leases.  As of and subject to the occurrence of the Effective Date, except as otherwise provided in the Plan, the 9019 Order, or this Confirmation Order, all Executory Contracts shall be deemed rejected as of the Effective Date; except for any Executory Contract that: (i) has been assumed by the Debtors and assigned to a purchaser in connection with the Asset Sale; (ii) was previously rejected or assumed by a Final Order; (iii) is subject of a separate motion to assume or reject Executory Contracts or Unexpired Leases, pending on the Effective Date; (iv) is subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; or (v) those that have previously expired or terminated pursuant to their own terms or by agreement of the parties.  Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Court within 21 days after the service of a notice of the Plan Effective Date.   Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully compromised, satisfied, and released, notwithstanding anything in any Proof of Claim to the contrary.  Claims arising from or related to the rejection of an Executory Contract or Unexpired Lease shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.5 of the Plan.

35.Insurance.  As of the Effective Date, Debtors’ rights under and to each Insurance Policy shall automatically vest in the Liquidation Trust as of the Effective Date without necessity

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for further approvals or orders.  Other than any Insurance Contracts specifically rejected pursuant to a Court Order (including the Confirmation Order), from and after the Effective Date, all Insurance Contracts will be assumed by the Liquidation Trustee pursuant to section 365 of the Bankruptcy Code or continued in accordance with their terms, such that each of the parties’ contractual, legal, and equitable rights under each Insurance Contract shall remain unaltered; (b) the parties to each Insurance Contract will continue to be bound by such Insurance Contract as if the Chapter 11 Cases had not occurred; (c) nothing in the Plan or Confirmation Order shall affect, impair, or prejudice the rights and defenses of the Insurers or the Liquidation Trustee under the Insurance Contracts in any manner, and such Insurers and the Liquidation Trustee shall retain all rights and defenses under the Insurance Contracts, and the Insurance Contracts shall apply to, and be enforceable by and against, the Liquidation Trustee and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred; and (d) nothing in the Plan or Confirmation Order shall in any way operate to, or have the effect of, impairing any party’s legal, equitable, or contractual rights, obligations and/or claims under any Insurance Contract, if any, in any respect, and any such rights and obligations shall be determined under the Insurance Contracts, any agreement of the parties, and applicable law.

36.Distributions.  All distributions pursuant to the Plan shall be made in accordance with Article VI of the Plan, and such methods of distribution are approved.

37.Compromise and Settlement of Claims, Interests, and Controversies.  Pursuant to section 1123(b)(3)(a) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan constitute a good faith compromise settlement of all Claims, Interests, issues, disputes and controversies that were, or could have been asserted in connection with the Chapter 11 Cases,

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except for those expressly preserved by the Plan and the Retained Causes of Action which are being contributed to the Liquidation Trust.  The entry of this Confirmation Order constitutes approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates.  Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are final.

38.Release, Exculpation, and Injunction Provisions.  All injunction, release, and exculpation provisions set forth in the Plan, including but not limited to those contained in Articles VIII.B, VIII.C, VIII.D, VIII.E, and VIII.F of the Plan, are approved and shall be effective and binding on all persons and entities to the extent provided therein.

39.Local Texas Tax Authorities.  The Local Texas Tax Authorities8 assert that they are Holders of prepetition Claims for 2020 and prior ad valorem property taxes.  Paragraph 33 of the Sale Order is incorporated by reference herein as if fully set forth in its entirety and the Local Texas Tax Authorities shall be entitled to the protections granted in said Sale Order provision.  In the event the sale contemplated in the Sale Order is not consummated and/or the ad valorem taxes are not paid in full through the sale of the Debtors’ collateral, the Debtors or the Liquidation Trustee shall pay all amounts owed to the Texas Tax Authorities no later than January 31, 2021.  The Local Texas Tax Authorities shall receive interest from the Petition Date through the Effective Date and from the Effective Date through payment in full at the state statutory rate pursuant to 11 U.S.C. §§ 506(b), 511, and 1129.  The Local Texas Tax Authorities shall retain the liens that secure all prepetition amounts ultimately owed on their Claims as well as the state law

88	The “Local Texas Tax Authorities” consist of Winkler County, Loving County, Kermit ISD, and Wink Loving ISD.

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priority of those liens until the Claims are paid in full.  In the event that collateral that secures the Claim of one or more of the Local Texas Tax Authorities is returned to a creditor that is junior to the Local Texas Tax Authorities, the Debtors or the Liquidation Trustee shall first pay all ad valorem property taxes that are secured by the collateral.  In the event that the Debtors or the Liquidation Trustee abandon any property upon which the Local Texas Tax Authorities have liens securing any Tax Claims, the Debtors or the Liquidation Trustee shall provide notice of such abandonment and of the occurrence of the Effective Date to the affected Local Texas Tax Authority.  In the event of a default in the payment of the Tax Claims as provided herein, the Local Texas Tax Authorities shall provide notice to counsel for the Debtors and the Liquidation Trustee who shall have twenty (20) days from the date of such notice to cure the default.  If the default is not cured, the Local Texas Tax Authorities shall be entitled to pursue collection of all amounts owed pursuant to state law outside this Court.  Failure to pay the 2020 ad valorem taxes prior to the state law delinquency date shall constitute an event of default only as to the relevant Local Texas Tax Authority.  The Estate’s rights and defenses under Texas state law and the Bankruptcy Code with respect to this provision of the Confirmation Order, including their right to dispute or object to the Local Texas Tax Authorities Claims and liens, are fully preserved.

40.Texas Comptroller—Tax Liabilities.  Notwithstanding any term in the Plan or this Confirmation Order to the contrary: (i) in the event of any dispute with respect to any and all tax liabilities owed by the Debtors to the Texas Comptroller of Public Accounts (the “Texas Comptroller”), such dispute shall be resolved in accordance with applicable administrative and state law and, upon a final determination of such liability, such tax liability shall be deemed Allowed, if and to the extent necessary, under the Plan; (ii) the Comptroller shall not be required to file claims for tax amounts due prepetition and, pursuant to section 503(b)(1)(D) of the

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Bankruptcy Code, the Comptroller shall not be required to file a request for payment of any amounts coming due post-petition; (iii) the Comptroller’s setoff rights, if any, are preserved under section 553 of the Bankruptcy Code; and (iv) the bankruptcy shall have no effect on the Comptroller's rights as to non-Debtor third parties.

41.Provisions Regarding Texas Comptroller—Unclaimed Property.  Notwithstanding anything else to the contrary in the Plan, the Confirmation Order, or any document implementing the Plan; provided that, nothing herein shall modify the Third-Party Releases, these provisions apply to the claims of the Texas Comptroller—Unclaimed Property Division.

42.The Texas Comptroller is responsible for administering the Texas unclaimed property (“Unclaimed Property”) laws pursuant to Texas Property Code, title 6, chapters 72–76 and other applicable Texas laws (the “Texas Unclaimed Property Laws”).  Any right of the Texas Comptroller of Public Accounts pursuant to Texas Unclaimed Property Laws to perform an audit and pursue recovery of Unclaimed Property, together with interest, penalties, attorneys’ fees and costs, are preserved by the confirmation of the Plan, and any defenses, claims, counterclaims and affirmative defenses, including preemption of the Texas Unclaimed Property Laws, that exist under applicable law in favor of the Debtors or the Liquidation Trustee to contest any action of the Texas Comptroller to recover Unclaimed Property are preserved.

43.The Texas Comptroller may amend or file any Claim against any Debtor with respect to: (a) any liability under the Texas Unclaimed Property Laws arising as a result of the filing of an unfiled return or report; (b) pending audit; or (c) an audit that may be performed, with respect to any liability under the Texas Unclaimed Property Laws (the “Texas Unclaimed Property Audit”).

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44.The Plan and Confirmation Order shall not constitute a settlement with the Texas Comptroller pursuant to section 363 of the Bankruptcy Code or Bankruptcy Rule 9019 and Article IV.B, and any other similar provision, of the Plan shall not apply to the Texas Comptroller.

45.No provision of the Plan or Confirmation Order setting a “minimum distribution” amount shall apply to the Texas Comptroller or any owner of Unclaimed Property included in any Unclaimed Property report or Unclaimed Property audit of the Debtors.

46.Provisions Regarding United States.  Nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-Debtor from any right, claim, liability, defense or Cause of Action of the United States or any federally-recognized Indian tribes or Indian individuals with (i) lands or minerals held in federal trust or (ii) lands held in fee with federal restriction on alienation (collectively, “Indian Landowners”) or any State, or impairs the ability of the United States, Indian Landowners or any State to pursue any right, claim, liability, defense, or Cause of Action against any Debtor, the Reorganized Debtors, or non-Debtor.9  Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States, Indian Landowners or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined, and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law.  All rights, claims, liabilities, defenses or Causes of Action, of or to the United States, Indian Landowners, or any State shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary

99	For the avoidance of doubt, the Plan is a plan of liquidation and the Debtors do not anticipate that the Reorganized Debtors shall exist.

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course of business, including in the manner and by the administrative or judicial tribunals in which such rights, claims, liabilities, defenses, or Causes of Action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors under non-bankruptcy law with respect to any such claim, liability, or cause of action.  Without limiting the foregoing, for the avoidance of doubt, nothing shall: (i) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors and the Reorganized Debtors, or any non-Debtor; (ii) be interpreted to set cure amounts or to require the United States, Indian Landowners or any State to novate or otherwise consent to the transfer of any federal, Indian Landowner or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iii) affect or impair the United States’, Indian Landowner’s or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (iv) constitute an approval or consent by the United States, Indian Landowners, or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; (v) impair the audit rights or alter any applicable statute of limitations of, or with respect to, any administrative review process of the United States Department of Interior (“DOI”) and DOI shall retain and have the right to audit and/or perform any compliance review; or (vii) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.

47.Point Energy Partners Permian, LLC.  Notwithstanding anything in this Order or the Plan to the contrary, nothing in this Confirmation Order or the Plan shall supersede paragraph 35 of the Sale Order.  The Emergency Motion of Point Energy Partners Permian, LLC

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Pursuant to Bankruptcy Code Sections 105(a) and 363(e) for Adequate Protection [Docket No. 493] (the “PEP Motion”) is withdrawn without prejudice to any rights of Point Energy Partners Permian, LLC (i) to timely file or amend a proof of claim, including with respect to a claim for administrative priority or (ii) in the adversary proceeding in the case styled Point Energy Partners Permian, LLC v. Lilis Energy, Inc. and Impetro Operating LLC, Case No. 20-03430.  For the avoidance of doubt, the withdrawal of the PEP Motion does not admit or imply anything with respect to the merits of the claims asserted therein.

48.Classification of Mechanics’ Lien Claims.  All Mechanics’ Liens Claims are classified and shall be treated as Class 4 General Unsecured Claims; provided that, the Holders of Mechanics’ Lien Claims that filed timely objections to the treatment of Mechanics’ Liens Claims whose objections or Claims are not settled or resolved prior to the Effective Date shall have the aggregate face amount, or estimated amount under section 502(c) of the Bankruptcy Code, if applicable, of such Holders’ Mechanics’ Lien Claims included in the Senior Priority Lien Claims Reserve Amount to be held in a segregated account by the Liquidation Trustee until resolved in accordance with Bankruptcy Rule 7001 and the claims reconciliation procedures in Article VII of the Plan or as otherwise consensually resolved by the Liquidation Trust, the RBL Agent, and the Holder of such Mechanics’ Lien Claim.

49.Mechanics’ Lien Claims Stipulations.  Each of the Mechanics’ Lien Stipulations, and the terms, conditions, and agreements set forth in such Mechanics’ Lien Stipulations, shall be incorporated as part of the global settlement of claims and interests pursuant to Article IV.B of the Plan and are hereby approved.

50.SOSV Investments, LLC. (A) Notwithstanding anything in this Order or the Plan to the contrary, nothing in this Order or the Plan shall supersede paragraph 36 of the Sale Order or

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prejudices SOSV Investments, LLC’s (“SOSV”) claim that it owns an overriding royalty interest (the “SOSV ORRI”) described in the Assignment of Overriding Royalty which it alleges was recorded on May 28, 2015 and assigned Instrument # C15707, Receipt No. 15-21191 in the Official Public Records of Real Property of Winkler County, Texas. (B) Nothing in this Order or Plan prejudices or bars (by res judicata, collateral estoppel or otherwise)  SOSV’s right to timely file a request for payment of its claim or amend its proof of claim, including with respect to a claim for administrative priority, with respect to the SOSV ORRI. In connection herewith, the Debtors and SOSV Investments, LLC agree, to the extent reasonably practicable, to determine the amount of SOSV’s pre-petition and post-petition claims and the  quantum of funds held in suspense, if any, with respect to the alleged SOSV ORRI. (C) SOSV Investments, LLC reserves and nothing in this Order or Plan prejudices or bars (by res judicata, collateral estoppel or otherwise) any and all of SOSV’s rights and remedies available at law to assert its ownership interest in the SOSV ORRI  or a security interest in or lien on assets in order to secure payment of SOSV’s claim(s) relating thereto). The Debtors reserve any and all defenses to such, including that the Plan and this Order conclusively provide for the treatment of the payment of SOSV Investments, LLC’s claim. For the avoidance of doubt, nothing in this paragraph alters the effect of the Plan on any of SOSV’s claims against the Debtors or the validity, extent or priority of SOSV’s liens, if any, against the Debtors’ assets.

51.Andrei Auchynnikau.  Andrei Auchynnikau is not a Releasing Party or Released Party under the Plan.

52.Provision Regarding U.S. Specialty Insurance Company Bonds.  Notwithstanding any other provisions of the Plan or this Confirmation Order, until those certain bonds (the “Bonds”) issued on behalf of the Debtors by U.S. Specialty Insurance Company

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(“USSIC”) have been fully released according to their terms, USSIC shall maintain all of its existing rights with respect to the Debtors’ obligations under the Bonds and related agreements (including, but not limited to, the payment and indemnity agreement), including any outstanding amounts due under the Bonds or related agreements or under any proof of claim, but shall enforce its rights with regard to the Debtors only through (i) any collateral held by USSIC securing the Bonds and (ii) filing a timely proof of claim against the Debtors.  For the avoidance of doubt, USSIC shall have no recourse against the Liquidating Trust or Liquidating Trust Assets.

53.No Modification of 9019 Order.  Notwithstanding anything to the contrary herein, nothing in this Confirmation Order shall (A) enlarge, impair, or otherwise modify the Debtors’ obligations and agreements under the 9019 Order, including for the avoidance of doubt the Debtors’ obligation to pay (i) the Värde Production Revenues as set forth in the 9019 Order and the Settlement Agreement and establish any appropriate reserve relating thereto as set forth and to the extent required by the 9019 Order and the Settlement Agreement or (ii) the WLWI Settlement Amount (in an aggregate amount of $3,818,000) in accordance with the distribution priority set forth in the 9019 Order and the Settlement Agreement, or (B) otherwise modify, limit, impair, curtail, or alter the Värde Parties’ or other Settlement Parties’ rights, remedies, claims, defenses, and the like as set forth in the 9019 Order and the Settlement Agreement.10

54.Geophysical and Geological Licenses of the TGS Entities.  Geophysical and Geological Licenses of the TGS Entities.  (a) To the extent necessary, the automatic stay under section 362 of the Bankruptcy Code is hereby modified to permit the termination of the all executory contracts, including, but not limited to, all master license agreements, supplemental

1010	Capitalized terms in this paragraph used but not otherwise defined shall have the meaning ascribed to such terms in the 9019 Order.

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agreements, amendments, addenda, schedules and related agreements, between TGS-NOPEC Geophysical Company ASA and/or A2D Technologies, Inc. d/b/a TGS Geological Products and Services (collectively the “TGS Entities”) and any  Debtor (the “TGS License Agreements”); (b) the Debtors shall use their best efforts to either return or cause to be returned to the TGS Entities, or destroy or cause to be destroyed, all geophysical (seismic), geological, well, or petroleum data, derivatives thereof, or intellectual property licensed to any of the Debtors in accordance with the TGS License Agreements; (d) the Debtors shall thereafter certify in writing to the TGS Entities that the Debtors have caused such actions to be undertaken and completed in accordance with the TGS License Agreements; and (e) the Debtors shall comply with all confidentiality provisions required by the TGS License Agreements.

55.No Discharge.  Notwithstanding anything to the contrary in the Plan, the Debtors shall not receive a discharge within the meaning of section 1141(d)(3) of the Bankruptcy Code.

56.Tax Withholding.  Pursuant to the Plan, including Article VI.G thereof, to the extent applicable, the Debtors, the Liquidation Trustee, the Disbursing Agent, and any applicable withholding agent shall comply with all Tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding Taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. All Persons holding Claims against any Debtor shall be required to provide any additional

57

information necessary for the Debtors, Liquidation Trustee, Disbursing Agent, and any applicable withholding agent to comply with all Tax withholding and reporting requirements imposed on them by any Governmental Unit, including an Internal Revenue Service Form W-8 or W-9, as applicable, and any other applicable tax forms.

57.Payment of Statutory Fees.  On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Debtors in Cash equal to the amount of such Administrative Claims.

58.Return of Deposits.  All utilities, including any Utility Company who received a deposit or other form of “adequate assurance” of performance pursuant to section 366 of the Bankruptcy Code during the Chapter 11 Cases (collectively, the “Deposits”), whether pursuant to the Order (I) Approving the Debtors' Proposed Adequate Assurance Payments for Future Utility Services, (II) Prohibiting Utility Providers From Altering, Refusing, or Discontinuing Services, and (III) Approving the Debtors' Proposed Procedures for Resolving Adequate Assurance Requests [Docket No. 56] (the “Utilities Order”) or otherwise, including, but not limited to, gas, electric, telephone, data, cable, trash, freight, and waste management services, are directed to return such Deposits to the Liquidation Trustee within 15 days following the Effective Date.  Additionally, the Debtors or the Liquidation Trustee, as applicable, are hereby authorized to close the Adequate Assurance Account (as defined in the Utilities Order) upon entry of the Confirmation Order.

59.Filing and Recording.  This Confirmation Order is binding upon and shall govern the acts of all persons or entities including all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all

58

other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument.  Each and every federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including financing statements under the applicable uniform commercial code) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any stamp tax or similar tax imposed by state or local law.

60.Continued Effect of Stays and Injunctions.  Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

61.Debtors’ Actions Post-Confirmation Through the Effective Date.  During the period from entry of this Confirmation Order through and until the Effective Date, each of the Debtors shall continue to operate its business as a debtor in possession, subject to the oversight of the Court as provided under the Bankruptcy Code, the Bankruptcy Rules, and this Confirmation Order and any order of the Court that is in full force and effect.

62.Authorization to Consummate.  The Debtors are authorized to consummate the Plan and the Restructuring at any time after entry of this Confirmation Order subject to satisfaction, or waiver in accordance with Article IX.B of the Plan, of the conditions precedent to the Effective Date set forth in Article IX of the Plan.

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63.Conditions Precedent to the Effective Date.  The Plan shall not become effective unless and until the conditions set forth in Article IX.B of the Plan have been satisfied or waived pursuant to Article IX.C of the Plan.

64.Nonseverability of Plan Provisions Upon Confirmation.  Each provision of the Plan is:  (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ or the Liquidation Trustee’s consent as applicable; and (c) nonseverable and mutually dependent.

65.Post-Confirmation Modifications.  Subject to the terms of the Plan and without need for further order or authorization of the Court, the Debtors or the Liquidation Trustee, as applicable, are authorized and empowered to make any and all modifications to any and all Plan Documents, with the consent of the RBL Agent, that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors and the Liquidation Trustee reserve their respective rights prior to the Effective Date to withdraw, alter, amend, or modify materially the Plan with respect to such Debtor or the Liquidation Trustee and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, or this Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article X.A of the Plan.

66.Reversal/Stay/Modification/Vacatur of Confirmation Order.  Except as otherwise provided in this Confirmation Order, if any or all of the provisions of this Confirmation

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Order are hereafter reversed, modified, vacated, or stayed by subsequent order of this Court or any other court, such reversal, stay, modification, or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or Lien incurred or undertaken by the Debtors prior to the effective date of such reversal, stay, modification, or vacatur.  Notwithstanding any such reversal, stay, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Confirmation Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

67.Applicable Non-bankruptcy Law.  The provisions of this Confirmation Order, the Plan, and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

68.Governmental Approvals Not Required.  This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the implementation or consummation of the Plan, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan.

69.Waiver of Filings.  Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Court or the Office of the United States Trustee for the Region 7 for the Southern District of Texas (the “U.S. Trustee”) (except for monthly operating reports or any other post-confirmation reporting obligation to the U.S. Trustee) is hereby waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

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70.Notice of Entry of the Confirmation Order and Effective Date.  In accordance with Bankruptcy Rules 2002 and 3020(c), as soon as reasonably practicable after the Effective Date, the Debtors shall serve notice of the entry of this Confirmation Order and notice of the Effective Date, substantially in the form annexed hereto as Exhibit B to all parties who hold a Claim or Interest in these Chapter 11 Cases, the U.S. Trustee, and other parties in interest.  Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of confirmation of the Plan, entry of this Confirmation Order, and the occurrence of the Effective Date.

71.Substantial Consummation.  On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

72.Termination of Restructuring Support Agreement.  On the Effective Date, the Restructuring Support Agreement will terminate automatically in accordance with Section 10 thereof.

73.References to Particular Plan Provisions.  References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan or this Confirmation Order.

74.Headings.  Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

75.Effect of Conflict.  This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order; provided that, in the event of any inconsistency between the terms of this Confirmation Order and the 9019 Order, the 9019 Order shall control.  If there is any inconsistency between the terms of the Plan

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and the terms of this Confirmation Order, then, solely to the extent of such inconsistency, the terms of this Confirmation Order govern and control.

76.Final Order.  This Confirmation Order is a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof.

77.Retention of Jurisdiction.  Except as set forth in the Plan or this Confirmation Order, the Court may properly, and, upon the Effective Date, shall retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

Dated:  November 17, 2020
Houston, Texas

/s/ Marvin Isgur_____________________________
Marvin isgur

UNITED STATES BANKRUPTCY JUDGE

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Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re: Lilis energy, Inc., et al., Debtors.[1]	§ § § § § §	Case No. 20-33274 (MI) (Chapter 11) (Jointly Administered)

DEBTORS’ FIRST AMENDED JOINT LIQUIDATING CHAPTER 11 PLAN2

Harry A. Perrin (TX 15796800) Michael A. Garza (admitted pro hac vice) 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760	David S. Meyer (admitted pro hac vice) George R. Howard (admitted pro hac vice) Steven Zundell (admitted pro hac vice) The Grace Building 1114 Avenue of the Americas New York, New York 10036-7708
VINSON & ELKINS LLP COUNSEL FOR THE DEBTORS AND DEBTORS IN POSSESSION Dated: November 16, 2020

11

The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are:  Brushy Resources, Inc. (4053); Hurricane Resources LLC (5207); IMPETRO OPERATING LLC (9730); ImPetro Resources, LLC (9608); Lilis Energy, Inc. (1613); and Lilis Operating Company, LLC (3908).  The location of the Debtors’ U.S. corporate headquarters and the Debtors’ service address is: 1600 West 7th Street, Suite 400, Fort Worth, Texas 76102.

22	As described herein and in the Disclosure Statement, this Plan may be amended to a plan of reorganization in the event of a Successful Credit Bid (as defined below).

TABLE OF CONTENTS

Article I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW	1
A.	Defined Terms.1
B.	Rules of Interpretation.20
C.	Computation of Time.21
D.	Governing Law.21
E.	Reference to Monetary Figures.22
F.	Controlling Document.22
Article II ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS	22
A.	Administrative Claims.22
B.	Statutory Fees23
C.	Administrative Claims Bar Date.23
D.	Professional Claims.23
E.	DIP Facility Claims24
F.	RBL Adequate Protection Claims25
G.	Priority Tax Claims.25
Article III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	25
A.	Classification of Claims and Interests.25
B.	Treatment of Claims and Interests.26
C.	Special Provision Governing Unimpaired Claims.31
D.	Elimination of Vacant Classes.31
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.32
F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.32
G.	Controversy Concerning Impairment.32
H.	Subordinated Claims.32
Article IV MEANS FOR IMPLEMENTATION OF THE PLAN	32
A.	Asset Sale and Abandonment of Certain Assets32
B.	General Settlement of Claims and Interests.33
C.	Segregated Accounts for Plan Distributions33
D.	Corporate Existence34
E.	Dissolution Transactions34
F.	Recourse Solely to Liquidation Trust Assets35
G.	Liquidation Trust35
H.	Värde Settlement Reserve40
I.	Cancellation of Existing Securities and Agreements.40
J.	Release of Liens41
K.	Corporate Governance, Directors and Officers.41
L.	Director and Officer Liability Insurance42
M.	Preservation of Causes of Action42
N.	Substitution in Pending Legal Actions43

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O.	Effectuating Documents; Further Transactions43
P.	Restructuring Support Agreement43
Article V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	43
A.	Rejection of Executory Contracts and Unexpired Leases.43
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.44
C.	Insurance Contracts.44
D.	Reservation of Rights.45
E.	Nonoccurrence of Effective Date.45
F.	Contracts and Leases Entered Into After the Petition Date.45
G.	Modifications to the Plan in the Event of a Successful Credit Bid45
Article VI PROVISIONS GOVERNING DISTRIBUTIONS	46
A.	Distributions for Claims Allowed as of the Effective Date.46
B.	Entitlement to Distributions46
C.	Disbursing Agent.46
D.	Rights and Powers of Disbursing Agent.46
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.47
F.	Manner of Payment.48
G.	Compliance with Tax Requirements.49
H.	Allocations.49
I.	No Postpetition Interest on Claims.49
J.	Foreign Currency Exchange Rate.49
K.	Setoffs and Recoupment.50
L.	Claims Paid or Payable by Third Parties.50
Article VII PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	51
A.	Allowance of Claims.51
B.	Claims and Interests Administration Responsibilities.51
C.	Authority to Amend Schedules51
D.	Estimation of Claims52
E.	Adjustment to Claims or Interests without Objection.52
F.	Time to File Objections to Claims52
G.	Disallowance of Claims or Interests.52
H.	Amendments to Claims53
I.	No Distributions Pending Allowance.53
J.	Single Satisfaction of Claims53
K.	Distributions After Allowance.53
Article VIII SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	54
A.	[Reserved].54
B.	9019 Order.54
C.	Releases by the Debtors.54
D.	Releases by the Releasing Parties Other Than the Debtors.56

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E.	Exculpation.57
F.	Injunction.57
G.	Protections Against Discriminatory Treatment.58
H.	Document Retention.58
I.	Reimbursement or Contribution.58
J.	No Release of SEC Claims Against Any Non-Debtor Person or Entity.59
Article IX CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	59
A.	Conditions Precedent to Confirmation59
B.	Conditions Precedent to the Effective Date.59
C.	Waiver of Conditions.60
D.	Effect of Failure of Conditions.60
E.	Substantial Consummation60
Article X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	61
A.	Modification and Amendments.61
B.	Effect of Confirmation on Modifications.61
C.	Revocation or Withdrawal of Plan.61
Article XI RETENTION OF JURISDICTION	62
Article XII MISCELLANEOUS PROVISIONS	64
A.	Immediate Binding Effect.64
B.	Additional Documents.65
C.	Request for Expedited Determination of Taxes65
D.	Statutory Committee and Cessation of Fee and Expense Payment.65
E.	Reservation of Rights.65
F.	Successors and Assigns.65
G.	Notices.66
H.	Term of Injunctions or Stays.67
I.	Entire Agreement.67
J.	Exhibits.67
K.	Nonseverability of Plan Provisions.67
L.	Votes Solicited in Good Faith.68
M.	Closing of Chapter 11 Cases.68
N.	No Stay of Confirmation Order68
O.	Waiver or Estoppel.68

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INTRODUCTION

Lilis Energy, Inc. (“Lilis”), Brushy Resources, Inc., Hurricane Resources LLC, IMPETRO OPERATING LLC, ImPetro Resources, LLC, and Lilis Operating Company, LLC (each a “Debtor” and collectively, the “Debtors”) jointly propose this chapter 11 plan of liquidation (the “Plan”) for the resolution of all outstanding Claims against, and Interests in, the Debtors. The Plan is being proposed in connection with a sale of substantially all of the Debtors’ assets that is being conducted in accordance with the Bidding Procedures (as defined below). As set forth in the Bidding Procedures, if the RBL Agent and/or the DIP Facility Agent submit a Successful Credit Bid, the Plan may be modified (with the consent of the RBL Agent) to implement such a transaction, which modifications may include, among other things, this Plan providing for the reorganization instead of the liquidation of the Debtors, with the DIP Facility Lenders and/or the Non-Affiliated RBL Lenders receiving 100% of the equity in the reorganized Debtors.  Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against, and Interests in, such Debtor.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A hereof, the Bankruptcy Code, or the Bankruptcy Rules.  Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary of this Plan, the Asset Sale, projections of future operations, and certain related matters.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS OR INTERESTS WHO ARE ELIGIBLE TO VOTE ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.“9019 Order” means that certain Order (I) Approving the Terms of, and Authorizing the Debtors to Enter Into and Perform Under, the Settlement Agreement and (II) Granting Related Relief, which order shall be in form and substance acceptable to the RBL Agent and the Värde Parties (it being understood and agreed that the proposed form of order attached as Exhibit A to the related motion filed at Docket No. 462 is acceptable to the RBL Agent and the Värde Parties).

2.“Administrative Claim” means a Claim (other than RBL Adequate Protection Claims and DIP Facility Claims) arising on or after the Petition Date and prior to the Effective Date for a cost or expense of administration of the Chapter 11 Cases that is entitled to priority or superpriority under sections 365, 503(b), 503(c), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code; (c) Allowed Professional Claims; and (d) any cure payment in connection with the assumption and assignment of any Executory Contract or Unexpired Lease to the Purchaser which has not been satisfied pursuant to the Sale Order and that certain purchase and sale agreement attached thereto.

3.“Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which:  (a) with respect to Administrative Claims other than Professional Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Claims, shall be 45 days after the Effective Date.

4.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

5.“Affiliated RBL Claims” means any RBL Claims held by an Affiliated RBL Lender.

6.“Affiliated RBL Deficiency Claim” means any portion of the Affiliated RBL Claims that remains unpaid after the distributions provided for in Article III.B.4 of the Plan.

7.“Affiliated RBL Lenders” means (a) Värde and any of its assigns or affiliates, each in its capacity as an RBL Lender, (b) any other RBL Lender or its Affiliates that own or hold, directly or indirectly, any Existing Equity Interests, including any successor or assigns of any such Persons or Entities, and (c) any other RBL Lender that is an Affiliated Lender (as defined in the RBL Credit Agreement).

8.“Allowed” means with respect to any Claim, (a) a Claim that is timely Filed and is evidenced by a Proof of Claim or request for payment of an Administrative Claim; (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to this Plan, or a Final Order of the Bankruptcy Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that (i) such Claim is not otherwise a Disputed Claim (including as to the priority of such Claim), (ii) with respect to such Claim no objection, request for estimation to the allowance, or other dispute with respect to priority or classification thereof has been Filed (or no motion to deem the Schedules amended has been Filed) and the applicable period of time fixed by the Plan to file an objection or such motion has passed, or such an objection or motion is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order and (iii) such Claim is not otherwise subject to disallowance under section 502(d) or bifurcation under section 506(a) of the Bankruptcy Code.  Except as otherwise provided in the Plan or an order of the Bankruptcy Court or with respect to Priority Tax Claims, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date.  Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is considered Disallowed and shall be expunged without further action by the Debtors or the Liquidation Trustee, as applicable, and without further notice to any party or action, approval, or order of the Bankruptcy Court.  Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor, as applicable.  “Allow” and “Allowing” shall have correlative meanings.

9.“Assets” means all of the Debtors’ property, rights, and interests that are property of the Estates pursuant to section 541 of the Bankruptcy Code.

10.“Asset Sale” means the sale of substantially all of the Debtors’ Assets pursuant to the Sale Order.

11. “Assumed Purchaser Administrative Claim” means all Administrative Claims that are assumed by a Purchaser as part of the Asset Sale.

12.“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws. For the avoidance of doubt, Avoidance Actions shall not consist of any claims or causes of action that are released pursuant to the 9019 Order.

13.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

14.“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

15.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

16.“Bar Date Order” means the Order (I) Establishing Bar Dates and Procedures and (II) Approving the Form and Manner of Notice Thereof [Docket No. 153].

17.“Bidding Procedures” means the bidding procedures approved by the Bidding Procedures Order on August 21, 2020, as such procedures have been or may be amended or modified in accordance with their terms and the Bidding Procedures Order.

18.“Bidding Procedures Order” means the Order (A)(I) Approving Bidding Procedures, (II) Approving Stalking Horse Bid Protections, (III) Approving Contract Assumption and Assignment Procedures, (IV) Approving the Form and Manner of Notice Thereof, (V) Scheduling the Auction, (VI) Scheduling a Hearing and Objection Deadline with Respect to the Sale, and (VII) Granting Related Relief; and (B)(I) Approving the Sale of the Assets Free and Clear of All Liens, Claims, Interests, and Encumbrances, (II) Approving Assumption and Assignment of Executory Contracts and Unexpired Leases; and (C) Granting Related Relief [Docket No. 259].

19.“Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

20.“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

21.“Cash Purchase Price” means the gross amount of Cash received by the Estates from the consummation of the Winning Bid (as defined in the Bidding Procedures) and/or the fair market value of any non-Cash consideration (e.g., securities) as if such non-Cash consideration were Cash; provided that, the assumption of liabilities by the Winning Bidder shall not be deemed non-Cash consideration in determining the Cash Purchase Price.

22.“Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise.  Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law equivalents of any of the foregoing. For the avoidance of doubt, Cause of Action and Causes of Action shall not consist of any claims or causes of action that are released pursuant to the 9019 Order.

23.“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court under the case caption In re Lilis Energy, Inc., et al., Case No. 20-33274 (MI).

24.“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor or its Estate.

25.“Claims and Noticing Agent” means Bankruptcy Management Solutions, Inc. d/b/a Stretto, the claims, noticing, and solicitation agent retained by the Debtors in the Chapter 11 Cases pursuant to the Order Authorizing the Employment and Retention of Stretto as Claims, Noticing, and Solicitation Agent entered by the Bankruptcy Court on June 29, 2020 [Docket No. 53].

26.“Claims Objection Deadline” means the deadline for objecting to a Claim against a Debtor, which shall be on the date that is the later of (a) 180 days after the Effective Date, subject to extension by order of the Bankruptcy Court, (b) 90 days after the Filing of a Proof of Claim, or (c) such other period of limitation as may be fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to a Claim; provided that the deadline for objecting to Administrative Claims (other than Professional Claims) filed by the Administrative Claims Bar Date shall be 60 days after the Effective Date.

27.“Claims Register” means the official register of Claims maintained by the Claims and Noticing Agent.

28.“Claims Reserve” means a reserve to be established by the Debtors on or before the Effective Date and comprised of Cash in the amount of the Claims Reserve Amount, less any portion of such amount that is distributed on the Effective Date pursuant to the Plan, which reserve shall vest in the Liquidation Trust as of the Effective Date; provided, that the RBL Liens shall attach to the Claims Reserve and the RBL Agent, on behalf of the RBL Lenders, shall have a reversionary interest in any funds remaining in the Claims Reserve after all required payments from the Liquidation Trust and the Claims Reserve in accordance with the terms of this Plan.

29.“Claims Reserve Amount” means the sum of (a) the Senior Priority Lien Claims Reserve Amount, (b) the Priority Claims Reserve Amount, (c) the estimated aggregate face amount (estimated by the Debtors in good faith consultation with the RBL Agent) of accrued but unpaid Administrative Claims (excluding Professional Claims and Assumed Purchaser Administrative Claims) against the Debtors as of the Effective Date, (d) the U.S. Trustee Fees, (e) the Värde Parties Settlement Reserve, and (f) the amount set forth in the Wind Down Budget.

30.“Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

31.“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

32.“Committee” means the statutory official committee of unsecured creditors (and all subcommittees thereof) appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as constituted from time to time.

33. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A hereof having been (a) satisfied or (b) waived pursuant to Article IX.C hereof.

34.“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

35.“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

36.“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

37.“Consummation” means the occurrence of the Effective Date.

38.“Debtor Releases” means the releases granted pursuant to Article VIII.C of the Plan.

39.“Designated Retained Causes of Action” means, subject to in all respects, and without limiting in any respect, the releases and exculpations for the benefit of the Värde Parties set forth in the Global Settlement Agreement, the 9019 Order, and this Plan, (i) Avoidance Actions that are not (a) settled and released pursuant to the terms of this Plan or the 9019 Order, (b) settled by the Debtors in consultation with the Committee, prior to the Effective Date, or (c) purchased or otherwise resolved or waived at the direction of a Winning Bidder (or retained by the reorganized Debtors if the DIP Secured Parties and/or the RBL Secured Parties equitize their claims), in consultation with the Debtors; (ii) the Liquidation Trust A/R to the extent that such causes of action and Liquidation Trust A/R are not otherwise sold in the Asset Sale or retained by the reorganized Debtors if the DIP Facility Secured Parties and/or the RBL Secured Parties equitize their claims; and (iii) causes of action that the Debtors might be able to assert related to the retention and employment of the former CEO of Lilis Energy, Inc. who was employed between April 21, 2014, and August 4, 2017, (including, but not limited to, the subject matter discussed in that certain complaint filed in the cause of action captioned Securities and Exchange Commission v. Genovese, et al., Case No. 1:17-cv-05821 (S.D.N.Y.)) against any officer, director, or other individual with fiduciary obligations to the Debtors or with obligations to the Debtors arising under the securities laws of the United States or any individual state, and serving before, but not on and after, the Petition Date, in each case only to the extent of any available insurance coverage.  For the avoidance of doubt, subparts (i), (ii), and (iii) of the foregoing do not retain any claims or causes of action released pursuant to the Global Settlement Agreement and the 9019 Order against the Värde Parties and/or each of their respective current and former affiliates, directors, managers, officers, principals, members, asset managers, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents (including current and former agents that served as directors or managers of the Debtors), advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

40.“DIP Facility” means the debtor-in-possession financing facility provided by the DIP Facility Lenders on the terms and conditions set forth in the DIP Facility Credit Agreement and the DIP Facility Orders.

41.“DIP Facility Agent” means BMO Harris Bank, N.A., as administrative agent under the DIP Facility Credit Agreement, and any successors in such capacity.

42.“DIP Facility Credit Agreement” means that certain Senior Secured Super-Priority Debtor-in-Possession Credit Agreement dated as of June 30, 2020 (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof), between Lilis, as borrower, the Subsidiary Debtors, as guarantors, the DIP Facility Agent, the DIP Facility Lenders, and the other secured parties thereunder.

43.“DIP Facility Claim” means any Claim derived from, evidenced by, arising under or in connection with the DIP Facility Documents.

44.“DIP Facility Documents” means the DIP Facility Credit Agreement and all other agreements, documents, instruments, and amendments related thereto, including the DIP Facility Order, and any guaranty agreements, pledge and collateral agreements, UCC financing statements, or other perfection documents, subordination agreements, fee letters, and any other security agreements.

45.“DIP Facility Lender” means each lender party to the DIP Facility Credit Agreement in its capacity as such.

46.“DIP Facility Orders” means the Interim DIP Facility Order and Final DIP Facility Order.

47.“DIP Facility Secured Parties” means the DIP Facility Agent and the DIP Facility Lenders.

48.“DIP Liens” means the Liens granted to the DIP Facility Agent under the DIP Facility Orders to secure the DIP Facility Claims.

49.“Disallowed” means, with respect to any Claim, or any portion thereof, that is not Allowed; provided, however, that a Disputed Claim shall not be considered Disallowed until so determined by entry of a Final Order or by agreement between the holder thereof and the Debtors or the Liquidation Trustee, as applicable.

50.“Disbursing Agent” means the Debtors, the Liquidation Trustee, or the Entity or Entities selected by the Debtors or the Liquidation Trustee, as applicable, to make or facilitate distributions pursuant to the Plan.

51.“Disclosure Statement” means the First Amended Disclosure Statement for the Debtors’ Joint Liquidating Chapter 11 Plan, dated as of October 13, 2020, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

52.“Disclosure Statement Order” means the Order (I) Approving the Adequacy of the Disclosure Statement; (II) Approving the Solicitation Packages and Notice Procedures with Respect to Confirmation of the Debtors’ Joint Liquidating Chapter 11 Plan; (III) Approving the Form of Ballots and Notices in Connection Therewith; (IV) Scheduling Certain Dates with Respect Thereto; and (V) Granting Related Relief [Docket No. 484].

53.“Disputed” means, with respect to any Claim or Interest, that such Claim or Interest (a) is not yet Allowed, (b) is not Disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable, (c) as to which a dispute is being adjudicated by the Bankruptcy Court, including a dispute about the priority or the extent of the secured amount of such claim under section 506(a) of the Bankruptcy Code or otherwise, or another court of competent jurisdiction in accordance with non-bankruptcy law, or (d) is or is hereafter listed in the Schedules as contingent, unliquidated, or disputed and for which a Proof of Claim is or has been timely Filed in accordance with the Bar Date Order or the Plan.

54.“Dissolution Transactions” means the transactions that the Debtors or Liquidation Trustee, with the consent of the RBL Agent, determine to be necessary or appropriate to implement the terms of the Plan, and ultimately result in the dissolution or other termination of the corporate entities that comprise the Debtors and any non-Debtor Affiliates.

55.“Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Liquidation Trustee, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under the Plan.

56.“Distribution Record Date” means 5:00 p.m., Central Time, on the Confirmation Date.

57.“Effective Date” means the day, as determined by the Debtors, that is the Business Day as soon as reasonably practicable after all conditions precedent to the effectiveness of the Plan set forth in Article IX.B herein have been satisfied or waived in accordance with Article IX.C.

58.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

59.“Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

60.“Exculpated Parties” means each of the following, solely in its capacity as such:  (a) the Debtors, the Debtors’ current and former Affiliates, and the Debtors’ current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; (b)(i) the DIP Facility Agent; (ii) the DIP Facility Lenders; (iii) the RBL Agent; (iv) the RBL Lenders; (v) the Värde Parties; (vi) with respect to each of the foregoing parties in clauses (b)(i) through (b)(v), each of such Entity’s current and former Affiliates; and (vii) with respect to each of the foregoing parties in clauses (b)(i) through (b)(vi), each of such party’s current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (c) the Committee, the members of the Committee (in each case, solely in their capacity as such and for actions taken in their capacity as a member of the Committee), and the Committee’s legal and financial advisors.

61.“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption, assumption and assignment, or rejection under section 365 of the Bankruptcy Code.

62.“Existing Common Equity Interests” means all Interests in Lilis arising from or related to the Existing Common Stock.

63.“Existing Common Stock” means Lilis’s issued and outstanding shares of common stock.

64.“Existing Equity Interests” means all Existing Common Equity Interests and Existing Preferred Equity Interests.

65.“Existing Preferred Equity Interests” means all Interests in Lilis arising from or related to the Existing Preferred Stock.

66.“Existing Preferred Stock” means Lilis’s issued and outstanding Series C-1 9.75% Participating Preferred Stock, Series C-2 9.75% Participating Preferred Stock, Series D 8.25% Participating Preferred Stock, Series E 8.25% Convertible Participating Preferred Stock, and Series F 9.00% Participating Preferred Stock.

67.“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

68.“Final DIP Facility Order” means the Final Order (I) Authorizing the Debtors to (A) Obtain Senior Secured Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the RBL Secured Parties, (II) Granting Adequate Protection to the RBL Secured Parties, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 253].

69.“Final Order” means as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

70.“General Bar Date” means August 12, 2020, at 5:00 p.m. (Prevailing Central Time) as the deadline for each person or entity (including individuals, partnerships, corporations, joint ventures, trusts, but not including Governmental Units (as defined in section 101(27) of the Bankruptcy Code), to file a Proof of Claim in respect of a prepetition Claim, including, Secured Claim, Priority Tax Claim, Other secured Claim, Other Priority Claim, Unsecured Claims, Mechanics’ Lien Claims, Section 510(b) Claims, and Claims arising under section 503(b)(9) of the Bankruptcy Code against any of the Debtors.

71. “Global Settlement Agreement” means the global settlement term sheet dated October 12, 2020 between the Debtors, the DIP Facility Agent, the RBL Agent, the Värde Parties, and the Committee, attached as Exhibit A to the Stipulation Regarding Global Settlement [Docket No. 465].

72.“Governmental Bar Date” means December 28, 2020, at 5:00 p.m. (Prevailing Central Time) as the deadline for each Governmental Unit to file a Proof of Claim in respect of a prepetition Claim against any of the Debtors.

73.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

74.“Holder” means a Person or Entity holding a Claim against or Interest in a Debtor, as applicable.

75.“Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

76.“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

77.“Insurance Contract” means any policy of insurance under which any of the Debtors could have asserted, did assert or may in the future assert a right to coverage for any claim, together with any other contracts, documents or instruments that pertain or relate to such policy.

78.“Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate.

79.“Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 212].

80.“Interim DIP Facility Order” means the Amended Interim Order (I) Authorizing the Debtors to (A) Obtain Senior Secured Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the RBL Secured Parties, (II) Granting Adequate Protection to the RBL Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 60].

81.“Intercompany Interest” means any Interest in a Debtor held by a Debtor.

82.“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

83.“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

84.“KEIP Awards” means any awards earned under the Debtors’ key employee incentive plan as approved by the Revised Order (I) Authorizing the Debtors to Implement (A) a Key Employee Retention Program for Non-Insider Employees and (B) a Key Employee Incentive Plan, and (II) Granting Related Relief [Docket No. 400].

85.“KERP Awards” means any awards earned under the Debtors’ key employee retention program as approved by the Revised Order (I) Authorizing the Debtors to Implement (A) a Key Employee Retention Program for Non-Insider Employees and (B) a Key Employee Incentive Plan, and (II) Granting Related Relief [Docket No. 400].

86.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

87.“Liquidation Trust” means the trust established pursuant to Article IV.G of this Plan to, among other things, hold the Liquidation Trust Assets and make distributions pursuant to this Plan.

88.“Liquidation Trust Accounts” means the bank accounts to be held in the name of the Liquidation Trustee that are created pursuant to Section IV.G of this Plan.

89.“Liquidation Trust Agreement” means the trust agreement, to be dated prior to the Effective Date, between the Debtors and the Liquidation Trustee, governing the Liquidation Trust in a form acceptable to the Committee and the RBL Agent.

90.“Liquidation Trust A/R” means, subject to in all respects, and without limiting in any respect, the releases and exculpations for the benefit of the Värde Parties set forth in the Global Settlement Agreement, the 9019 Order, and this Plan, and only to the extent provided in the Global Settlement Agreement and the 9019 Order, the accounts receivable, demands, and collection actions that arise in the ordinary course of business, in an amount in the aggregate not to exceed $160,000, and that are (i) past due by more than 90 days as of the Effective Date and (ii) with an aggregate balance owed by any individual non-debtor of less than $100,000 to the extent that such Liquidation Trust A/R is not otherwise sold in the Asset Sale or retained by the reorganized Debtors if the DIP Secured Parties and/or the RBL Secured Parties equitize their Claims pursuant to a Successful Credit Bid.

91.“Liquidation Trust Assets” means, subject in all respects to the 9019 Order, the Retained Causes of Action, the Unsecured Claim Pool, and any property or Assets of the Debtors’ estates (i) not sold in the Asset Sale or (ii) retained by the reorganized Debtors if the DIP Facility Secured Parties and/or the RBL Secured Parties equitize their Claims in connection with a Successful Credit Bid; provided that, no non-economically beneficial assets (as determined in the sole discretion of the Committee) shall be contributed to the Liquidation Trust without the consent of the Committee.

92.“Liquidation Trust Beneficiaries” has the meaning ascribed to the term “Beneficiaries” in the Liquidation Trust Agreement.

93.“Liquidation Trust Expenses” means any and all reasonable fees, costs and expenses incurred by the Liquidation Trust or the Liquidation Trustee (or any Disbursing Agent, Person, entity or professional engaged by the Debtors or the Liquidation Trustee to effect distributions or otherwise assist the Liquidation Trustee with its duties under the Liquidation Trust Agreement) in connection with any of their duties under the Plan and the Liquidation Trust Agreement, including, without limitation, any administrative fees, attorneys’ or other professionals’ fees and expenses, insurance fees, Taxes, escrow expenses and fees payable under 28 U.S.C. § 1930, costs associated with any maintenance of any going concern as part of the wind down of such going concern business operations or costs to maintain certain assets while they are held, in each case, in accordance with and subject to the Wind Down Budget.

94.“Liquidation Trust Funding” means (i) the contribution of the amount set forth in the Wind Down Budget from the Net Sale Proceeds to fund the Liquidation Trust Expenses until all distributions required to be made to Holders of RBL Claims are made, and (ii) any funds allocated from the Unsecured Claims Settlement Amount in the sole discretion of the Committee prior to the Effective Date, and in the sole discretion of the Liquidating Trustee after the Effective Date, to fund the Liquidating Trust Expenses after all distributions required to be made to Holders of RBL Claims are made.

95.“Liquidation Trust Interests” means collectively the Series A Liquidation Trust Interests, the Series B Liquidation Trust Interests, and the Series C Liquidation Trust Interests.

96.“Liquidation Trustee” means the trustee appointed pursuant to Article IV.G (or any successor trustee), in his, her, or its capacity as the trustee of the Liquidation Trust.

97.“Mechanics’ Lien Claim” means any Claim (a) arising on account of labor, performed, or services, materials, goods or equipment furnished with respect to development, drilling, completion, maintenance, repair, operations or related activity on or with respect to any lands, material, machinery, supplies, improvements, oil and gas leases, or wells or pipelines owned, in whole or in part, by one or more of the Debtors, in each case prior to the Petition Date and (b) for which the Holder of such Mechanics’ Lien Claim has filed (i) the appropriate and necessary documents and taken any other necessary actions pursuant to Texas or New Mexico state law, including, but not limited to, Chapters 53 and 56 of the Texas Property Code, to properly perfect liens on property of the Estates with respect to such Claims on or before the General Bar Date or (ii) a Proof of Claim asserting a Mechanic’s Lien Claim on or before the General Bar Date.

98.“Net Sale Proceeds” means the Cash Purchase Price less (a) the Claims Reserve Amount, (b) the Professional Claims Amount, (c) the KEIP Awards (if any), (d) the DIP Facility Claims, (e) the WLWI Settlement Amount, and (f) the Unsecured Claims Asset Sale Variable Payment.

99.“Non-Affiliated RBL Claims” means any RBL Claims held by a Non-Affiliated RBL Lender or by the RBL Agent.

100.“Non-Affiliated RBL Deficiency Claim” means any portion of the Non-Affiliated RBL Claims that remains unpaid after the distributions provided for in Article III.B.3 of the Plan.

101.“Non-Affiliated RBL Lenders” means any RBL Lender that is not an Affiliated RBL Lender.

102.“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such Claim has not already been paid during the Chapter 11 Cases.

103.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

104.“Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

105.“Plan Distribution” means a payment or distribution to Holders of Allowed Claims or other eligible Entities under this Plan.

106.“Plan Objection Deadline” means the date the Bankruptcy Court establishes as the deadline to File an objection to Confirmation of the Plan.

107.“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended,

modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors no later than seven (7) days before the commencement of the Confirmation Hearing, including the following, as applicable: (a) the Schedule of Retained Causes of Action; (b) Liquidation Trust Agreement; and (c) the Wind Down Budget.  The form and substance of the Plan Supplement shall be satisfactory to the RBL Agent.

108.“Priority Claims Reserve” means the aggregate face amount, or estimated amount under section 502(c) of the Bankruptcy Code, if applicable, of all Claims, including Other Priority Claims and Priority Tax Claims, but excluding Administrative Claims, against the Debtors that are either (a) identified in the Schedules as entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, or (b) asserted to be entitled to such priority in a proof of claim validly submitted on or before the Claims Bar Date, less the face amount, or estimated amount under section 502(c) of the Bankruptcy Code, if applicable, of any such Claims identified by the Debtors in their reasonable discretion as duplicative of other such Claims.

109.“Priority Tax Claim” means any Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

110.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of all Allowed Claims or Allowed Interests in that Class.

111.“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

112.“Professional Claims Amount” means the aggregate amount of Professional Claims that the Professionals reasonably estimate they have incurred or will incur in rendering services to the Estates to and including the Effective Date as set forth in Article II.D hereof.

113.“Professional Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court.  To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Allowed Professional Claim.

114.“Professional Claims Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date from Cash on hand or proceeds from the Asset Sale in an amount equal to the Professional Claims Amount.

115.“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

116.“Purchaser” means Ameredev Texas, LLC.

117.“RBL Adequate Protection Claim” means all adequate protection Claims arising in favor of the RBL Agent or the RBL Lenders under or pursuant to the DIP Facility Orders.

118.“RBL Agent” means BMO Harris Bank, N.A., as administrative agent under the RBL Credit Agreement in its capacity as such, and any successors in such capacity.

119.“RBL Claim” means any Claim arising under, derived from, based on, or secured pursuant to the RBL Credit Agreement Documents.

120.“RBL Credit Agreement” means that certain Second Amended and Restated Senior Secured Revolving Credit Agreement, dated October 10, 2018, as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, by and among Lilis, as the borrower, each of the Subsidiary Debtors, as guarantors, each of the RBL Lenders, and the RBL Agent.

121.“RBL Credit Agreement Documents” means the RBL Credit Agreement and all other agreements, documents, instruments, and amendments related thereto, including the DIP Facility Orders and any guaranty agreements, pledge and collateral agreements, hedge agreements, UCC financing statements, or other perfection documents, subordination agreements, fee letters, and any other security agreements.

122.“RBL Credit Bid Amount” means the amount of the RBL Claims that comprise a credit bid in connection with a Successful Credit Bid.

123.“RBL Facility” means the reserve-based revolving lending credit facility pursuant to the RBL Credit Agreement Documents.

124.“RBL Lien” means the Liens granted to the RBL Agent or the other RBL Lenders to secure the RBL Claims including any Lien securing any RBL Adequate Protection Claims.

125.“RBL Lender” means each lender party to the RBL Credit Agreement in its capacity as such and any other “Secured Party” (as defined in the RBL Credit Agreement).

126.“RBL Secured Parties” means the RBL Agent and the Non-Affiliated RBL Lenders.

127.“RBL Secured Parties A/R” means the accounts receivable, demands, and collection actions that arise in the ordinary course of business other than the Liquidation Trust A/R to the extent such RBL Secured Parties A/R is not otherwise sold in the Asset Sale or retained by the reorganized Debtors if the DIP Secured Parties and/or RBL Secured Parties equitize their Claims pursuant to a Successful Credit Bid.

128.[Reserved].

129.“Rejection Damages Bar Date” means the later of (i) the General Bar Date or the Governmental Bar Date, as applicable, and (ii) 5:00 p.m. (prevailing Central Time) on the date that is 21 days following service of an order (including the Confirmation Order) approving the rejection of any executory contract or unexpired lease of the Debtors.

130.“Released Party” means each of the following, solely in its capacity as such:  (a) the Debtors, the Debtors’ current and former Affiliates, the Debtors’ current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; (b)(i) the DIP Facility Agent; (ii) the DIP Facility Lenders; (iii) the RBL Agent; (iv) the RBL Lenders; (v) the Purchaser; (vi) the Värde Parties; (vii) with respect to each of the foregoing parties in clauses (b)(i) through (b)(vi), each of such Entity’s current and former Affiliates; (viii) with respect to each of the foregoing parties in clauses (b)(i) through (b)(vii), each of such party’s current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (c) the Committee, the members of the Committee (in each case, solely in their capacity as such and for actions taken in their capacity as a member of the Committee), and the Committee’s legal and financial advisors; provided that any Holder of a Claim or Interest that validly opts out of, or objects to, the releases contained in the Plan shall not be a “Released Party.”

131.“Releasing Parties” means each of the following solely in its capacity as such:  (a) all Released Parties; (b) all Holders of Claims and Interests that are deemed to accept the Plan; (c) all Holders of Claims and Interests who vote to accept the Plan; (d) each Holder of a Claim or Interest whose vote to accept or reject the Plan is solicited but who abstains from voting and does not validly opt out of, or object to, the releases set forth herein; (e) each Holder of a Claim or Interest who votes, or is deemed, to reject the Plan and who does not validly opt out of, or object to, the releases set forth herein; and (f) each Holder of a Claim or Interest that was given notice of the opportunity to opt out of, or object to, the releases set forth herein and who does not validly opt out of, or object to, the releases set forth herein.

132.“Restructuring Expenses” means all reasonable and documented fees and expenses of the DIP Facility Agent and the RBL Agent incurred in connection with these Chapter 11 Cases, including the reasonable and documented fees and expenses of outside counsel and financial advisors to the DIP Facility Agent and the RBL Agent.

133.“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of June 28, 2020, by and among the Debtors, the Non-Affiliated RBL Lenders, and Värde, including all exhibits and schedules thereto, as each may be further amended, modified, or supplemented from time to time, in accordance with its terms.

134.“Retained Causes of Action” means, subject in all respects to the 9019 Order, those Causes of Action identified on the Schedule of Retained Causes of Action.  The Retained Causes of Action will not include any Causes of Action (including Avoidance Actions) (i) assigned pursuant to the Asset Sale, (ii) retained by the reorganized Debtors if the DIP Facility Secured Parties and/or the RBL Secured Parties equitize their Claims in connection with a Successful

Credit Bid, or (iii) released pursuant to the Plan or by separate agreement of the Debtors and approval of the Bankruptcy Court.  For the avoidance of doubt, Retained Causes of Action shall not consist of any claim or cause of action that is released pursuant to the 9019 Order.

135.“Sale Order” means the Order (I) Approving (A) the Sale of the Debtors’ Asserts Free and Clear of All Liens, Interests, and Encumbrances and (B) the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (II) Granting Related Relief [Docket No. 613] entered by the Bankruptcy Court on November 13, 2020.

136.“Sales Process” means the sales process for the Debtors’ assets conducted pursuant to the Bidding Procedures Order.

137.“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are to be retained by the Debtors and contributed to the Liquidation Trust, which schedule will be filed with the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that, the Schedule of Retained Causes of Action shall be in a form acceptable to the Committee and the RBL Agent.  For the avoidance of doubt, the Schedule of Retained Causes of Action shall not consist of any claim or cause of action that was released pursuant to the 9019 Order.

138.“Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial conformance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

139.“Section 510(b) Claim” means any Claim against a Debtor (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an Affiliate of any Debtor, (b) for damages arising from the purchase or sale of such a Security, or (c) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim.

140.“Secured” means a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

141.“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

142.“Security” means any security, as defined in section 2(a)(1) of the Securities Act.

143.“Senior Priority Liens” means all enforceable, valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or valid, enforceable and unavoidable liens in existence immediately prior to the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code, including all Mechanics’ Lien Claims, and, in each case that are senior to the RBL Liens and the DIP Liens as determined by a Final Order (which may include the Confirmation Order) or by agreement between the holder of such lien and the Debtors or the Liquidation Trustee (in each case, with the consent of the RBL Agent and subject to the Värde Consent Right (if applicable)).

144.“Senior Priority Lien Claims” means any Claims Secured by Senior Priority Liens.

145.“Senior Priority Lien Claims Reserve Amount” means the sum of (a) the amount of Mechanics’ Liens Claims that are Allowed as Senior Priority Lien Claims as of the Effective Date and (b) if not Allowed as of the Effective Date, the aggregate face amount, or estimated amount under section 502(c) of the Bankruptcy Code, if applicable, of all Mechanics’ Lien Claims held by a Holder that has filed a timely objection by the Plan Objection Deadline to the Plan on the basis that such Holders’ Mechanics’ Lien Claims are Senior Priority Liens Claims and either (i) the objection has not been overruled by the Bankruptcy Court or consensually resolved prior to the Effective Date, or (ii) an order has been entered determining that such Mechanics’ Lien Claims are Senior Priority Liens Claims but such order is not a Final Order as of the Effective Date.

146.“Series A Liquidation Trust Interests” means the beneficial interests in the Liquidation Trust and rights with respect to the Liquidation Trust Assets (other than the Unsecured Claim Pool) to be distributed on a Pro Rata basis to the holders of Non-Affiliated RBL Claims  and shall be senior in priority to the Series B Liquidation Trust Interests and Series C Liquidation Trust Interests and no distributions from the Liquidation Trust Assets (other than from the Unsecured Claim Pool) shall be made to the Holders of Series B Liquidation Trust Interests and Series C Liquidation Trust Interests until the Non-Affiliated RBL Claims are paid in full.

147.“Series B Liquidation Trust Interests” means the beneficial interests in the Liquidation Trust and rights with respect to the Liquidation Trust Assets (other than the Unsecured Claim Pool) to be distributed on a Pro Rata basis to the holders of Affiliated RBL Claims and shall be junior in priority to the Series A Liquidation Trust Interests and senior in priority to the Series C Liquidation Trust Interests and no distributions from the Liquidation Trust Assets (other than from the Unsecured Claim Pool) shall be made to the Holders of Series C Liquidation Trust Interests until the Affiliated RBL Claims are paid in full.

148.“Series C Liquidation Trust Interests” means the beneficial interests in the Liquidation Trust and rights with respect to the Liquidation Trust Assets to be distributed on a Pro Rata basis to the holders of Unsecured Claims and shall be junior in priority to the Series A Liquidation Trust Interests and Series B Liquidation Trust Interests and no distributions from the Liquidation Trust Assets (other than from the Unsecured Claim Pool) shall be made to the Holders of Series C Liquidation Trust Interests until the Affiliated RBL Claims and Non-Affiliated RBL Claims are paid in full.

149.“Subsidiary Debtors” means collectively Brushy Resources, Inc., Hurricane Resources LLC, IMPETRO OPERATING LLC, ImPetro Resources, LLC, and Lilis Operating Company, LLC.

150.“Successful Credit Bid” means the DIP Facility Secured Parties and/or Non-Affiliated RBL Lenders, or their designee, are the Winning Bidder through a credit bid or determine to otherwise equitize their Claims if no Winning Bidder is selected pursuant to the Bidding Procedures.

151.“Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, gross margin, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property or windfall, custom, duty or other tax, governmental fee or like assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Person.

152.“Third-Party Releases” means the releases granted pursuant to Article VIII.D of the Plan.

153.“U.S. Trustee Fees” means the Administrative Claims for fees payable to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 on or before the Effective Date, including any fees payable on account of distributions made pursuant to the Plan on the Effective Date.

154.“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment, or rejection under section 365 of the Bankruptcy Code.

155.“Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

156.“Unsecured” means, with respect to a Claim, not Secured.

157.“Unsecured Claim” means any Claim against any Debtor that is not a Secured Claim, an Administrative Claim, a Professional Claim, a Priority Tax Claim, a Senior Priority Lien Claim, an Other Priority Claim, a DIP Facility Claim, an RBL Claim, an RBL Adequate Protection Claim, an Intercompany Claim, or a Section 510(b) Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases.  For the avoidance of doubt, any Allowed Mechanics’ Lien Claims shall be treated as Unsecured Claims unless (and only to the extent) such Claim is determined to be an Allowed Senior Priority Lien Claim pursuant to section 506(a) of the Bankruptcy Code by Final Order.

158.“Unsecured Claim Pool” means the (i) Unsecured Claims Settlement Amount less any amounts allocated to pay Liquidating Trust Expenses in the sole discretion of the Committee prior to or on the Effective Date, and in the sole discretion of the Liquidating Trustee after the Effective Date and (ii) the Designated Retained Causes of Action; provided that, to the extent that the Liquidating Trustee makes a determination under clause (i) after the Effective Date, such amounts of the Unsecured Claims Settlement shall only be for the benefit of holders of Series C Liquidation Trust Interests.

159.“Unsecured Claims Asset Sale Variable Payment” means 0.375% of the Cash Purchase Price, not to exceed $200,000 in aggregate, to be paid by the Debtors from the proceeds of the Asset Sale on the Effective Date.

160.“Unsecured Claims Base Settlement Amount” means Cash, comprised of: (i) $300,000 in Cash to be paid from cash collateral of the Non-Affiliated RBL Lenders, which amount shall be segregated from Cash on hand and/or the Net Sale Proceeds; provided that, such amount shall be paid from such cash collateral and in a manner that does not prejudice any Affiliated RBL Lender recovery on account of Prepetition Affiliate RBL Obligations (as defined in the DIP Facility Credit Agreement) that would be available but for this payment; and (ii) if the Court has entered the 9019 Order, $300,000 in Cash from the Värde Parties.

161.“Unsecured Claims Settlement Amount” means the Unsecured Claims Base Settlement Amount and the Unsecured Claims Variable Settlement Amount.

162.“Unsecured Claims Variable Settlement Amount” means (i) (a) the Unsecured Claims Asset Sale Variable Payment; provided that, such amount shall be paid from such proceeds and in a manner that does not prejudice any Affiliated RBL Lender recovery on account of Prepetition Affiliate RBL Obligations that would be available but for this payment; or (b) in the event of a Successful Credit Bid, $187,500 in Cash; and (ii) if the Court has entered the 9019 Order, 15% of the WLWI Variable Settlement Amount, not to exceed $200,000 in aggregate.

163.“Värde” means collectively Värde Investment Partners, L.P. and its Affiliates, including The Värde Fund XI (Master), L.P., The Värde Fund XII (Master), L.P., The Värde Skyway Mini-Master Fund, L.P., The Värde Skyway Fund, L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Fund VI-A, L.P.

164.“Värde Consent Right” means the consent right of the Värde Parties only to the extent there is an adverse impact on the recoveries to Holders of Affiliated RBL Claims under the Plan or a change to the Plan in contravention of the 9019 Order (including the releases and exculpations set forth herein); and, for the avoidance of doubt, with respect to provisions that adversely impact recoveries to Holders of Affiliated RBL Claims, the Värde Parties shall not have any consent rights if the Cash Purchase Price together with the estimated value of any other Prepetition RBL Collateral not sold to a Winning Bidder is insufficient to entitle Holders of Affiliated RBL Claims to realize a recovery under the relative priorities set forth under the Bankruptcy Code (after giving effect the contractual subordination terms applicable to the Holder of Affiliated RBL Claims); provided further that, if the DIP Facility Secured Parties and/or the RBL Secured Parties equitize their Claims, the value of such credit bid and/or equitization shall be taken into account in determining whether Holders of Affiliated RBL Claims would realize a recovery from any Cash Purchase Price for purposes of the preceding proviso.

165.“Värde Parties” collectively means Värde, Winkler Lea WI, L.P., Winkler Lea Royalty LP, and VPD Texas, L.P.

166.“Värde Parties Settlement Reserve” means, if applicable, a Cash reserve funded from Cash on hand or Asset Sale proceeds set aside to pay any outstanding amounts due to the Värde Parties pursuant to the 9019 Order on account of production revenue payments, royalty payments, and working interest payments attributable to periods prior to the Asset Sale closing date and not assumed by the Winning Bidder.

167.“Wind Down Budget” means the wind down budget in form and substance satisfactory to the Debtors and the RBL Agent, and reasonably satisfactory to the Liquidation Trustee and in consultation with the Committee.

168.“Winning Bid” means the highest or otherwise best Qualified Bid (as defined in the Bidding Procedures) for all Assets or each of the Asset Packages (as defined in the Bidding Procedures), as applicable, selected by the Debtors, in their reasonable business judgment, in consultation with the Consultation Parties (as defined in the Bidding Procedures), pursuant to the Bidding Procedures,

169.“Winning Bidder” means the bidder determined to have the Winning Bid pursuant to the Bidding Procedures.

170.“WLWI Fixed Settlement Amount” means the first $3,750,000 in Cash from the Cash Purchase Price.

171.“WLWI Settlement Amount” means the WLWI Fixed Settlement Amount and the WLWI Variable Settlement Amount, pursuant to the 9019 Order, shall become due and payable upon consummation of the Asset Sale subject to the terms of the Global Settlement Agreement; provided that, the WLWI Settlement Amount shall not be due and payable if any Värde Party or its affiliates is the Winning Bidder.

172.“WLWI Variable Settlement Amount” means 5% of the amount of the Cash Purchase Price that exceeds $45,000,000.

B.	Rules of Interpretation.

For purposes of this Plan: (i) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (iii) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (iv) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (v) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (vi) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (vii) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (viii) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (ix) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (x) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (xi) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (xii) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (xiii) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (xiv) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (xv) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (xvi) any immaterial effectuating provisions may be interpreted by the Debtors or Liquidation Trustee in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (xvii) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.  Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate, partnership, or limited liability company governance matters relating to the Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects.  In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order).  In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.  In the event of an inconsistency between any of the Plan, the Disclosure Statement, or the Confirmation Order, on the one hand, and the 9019 Order, on the other hand, the terms of the 9019 Order shall control in all respects.

Article II
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, DIP Facility Claims, RBL Adequate Protection Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Liquidation Trustee, as applicable, each Holder of an Allowed Administrative Claim (other than Professional Claims, Assumed Purchaser Administrative Claims, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash from the Claims Reserve equal to the unpaid amount of such Allowed Administrative Claim in accordance with the following:  (i) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter), including any amounts due pursuant to the 9019 Order; (ii) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (iii) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim, including any amounts that have accrued and remain unpaid to the Värde Parties for oil and gas production revenues attributable to the period prior to the consummation of the Asset Sale; (iv) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Liquidation Trustee, as applicable; or (v) at such time and upon such terms as set forth in an order of the Bankruptcy Court.  For the avoidance of doubt, KERP Awards will be paid on the Effective Date.

B.	Statutory Fees

On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Debtors in Cash equal to the amount of such Administrative Claims. Fees payable pursuant to 28 U.S.C. § 1930 for each Debtor’s Estate after the Effective

Date will be paid from the Liquidation Trust by the Liquidation Trustee as until the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

C.	Administrative Claims Bar Date.

Except as otherwise provided herein, requests for payment of Administrative Claims, including Claims arising from liabilities incurred by a Debtor in the ordinary course of business on or after the Petition Date but prior to the Effective Date and not paid within 20 days of the Effective Date (other than Professional Claims) must be Filed and served on the Liquidation Trustee pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the thirty (30) days after the Effective Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be forever barred, estopped, and enjoined. Objections to such requests, if any, must be Filed and served on the Liquidation Trustee and the requesting party no later than the sixty (60) days after the Effective Date.

D.	Professional Claims.

1.Final Fee Applications and Payment of Professional Claims.

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than 45 days after the Effective Date; provided that, the Debtors and the Liquidation Trustee may pay Professionals or other Entities in the ordinary course of business for services rendered after the Effective Date in accordance with the Wind Down Budget.  Objections to any Professional Claim, if any, must be Filed and served on the Liquidation Trustee and the applicable Professional no later than the 20 days after such Professional Claim is filed with the Bankruptcy Court.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court.  The Debtors or the Liquidation Trustee shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, which the Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Amount on the Effective Date.

2.Professional Escrow Account.

On the Effective Date, the Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Amount.  The Professional Escrow Account shall be maintained in trust solely for the Professionals.  Such funds shall not be considered property of the Estates of the Debtors or of the Liquidation Trust.  The amount of Allowed Professional Claims shall be paid in Cash to the Professionals by the Liquidation Trustee from the Professional Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed.  When such Allowed Professional Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be irrevocably paid to the RBL Agent, for the benefit of the RBL Lenders, without any further action or order of the Bankruptcy Court.

3.Professional Amount.

Professionals shall reasonably estimate their unpaid Professional Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, as well as the estimated fees and expenses to be incurred in connection with preparing and filing any fee applications, and shall deliver such estimate to the Debtors no later than ten days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases.  If a Professional does not provide an estimate, the Debtors or the Liquidation Trustee may estimate the unpaid and unbilled fees and expenses of such Professional.

4.Post-Plan Effective Date Professional Fees and Expenses.

Except as otherwise specifically provided in this Plan, from and after the Plan Effective Date, subject only to the terms of the Liquidation Trust Agreement and consistent with the Plan, the Liquidation Trustee may employ and pay any professional for services rendered or expenses incurred after the Plan Effective Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court. Any such funding for Liquidation Trustee professionals and/or expenses shall be paid from the Liquidation Trust Assets.

E.	DIP Facility Claims

All DIP Facility Claims shall be deemed Allowed as of the Effective Date, without setoff, subordination, defense or counterclaim, in an amount equal to (a) the principal amount of all loans, and all obligations outstanding under the DIP Facility on such date, (b) all interest accrued and unpaid thereon to the date of payment, and (c) any and all accrued and unpaid fees, expenses and indemnification or other obligations of any kind payable under the DIP Facility Documents.

In full and final satisfaction, compromise, settlement, and release of, and in exchange for, each Allowed DIP Facility Claim and unless such different treatment is agreed to by the Debtors and the Holder of an Allowed DIP Facility Claim, each Holder of an Allowed DIP Facility Claim shall receive payment in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases, including upon consummation of the Asset Sale) if such DIP Facility Claims were not satisfied in full pursuant to a Successful Credit Bid.

All Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) without the requirement to file a fee application with the Bankruptcy Court and without any requirement for Bankruptcy Court review or approval. On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

Upon the Effective Date, to the extent not previously released, all Liens granted to secure the Allowed DIP Facility Claims shall be automatically terminated and of no further force and effect without any further notice to, or action, order, or approval of, the Bankruptcy Court or any other Entity.

F.	RBL Adequate Protection Claims

On the Effective Date, any RBL Adequate Protection Claims shall be deemed fully satisfied and released pursuant to, and in exchange of, the treatment provided to the RBL Lenders pursuant to Article III.B.3 and III.B.4 of the Plan.

G.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, and release of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim will be paid in full in cash from the Claims Reserve on or as soon as reasonably practicable after the latest of:  (a) the Effective Date; (b) the date such Priority Tax Claim is Allowed; and (c) the date such Allowed Priority Tax Claim becomes due and payable.

Notwithstanding the foregoing, a Holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim.  Any such Claim or demand for any such penalty shall be classified as Unsecured Claims and shall be treated in accordance with Article III.B.5 of the Plan, if not subordinated to Unsecured Claims pursuant to an order of the Bankruptcy Court.  The Holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Liquidation Trust, the Liquidation Trustee, or their respective property (other than as a Holder of an Unsecured Claim and treated in accordance with Article III.B.5 of the Plan).

Article III
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor.  Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest fits within the description of that Class and is classified in other Class(es) to the extent that any portion of the Claim or Interest fits within the description of such other Class(es).  A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Senior Priority Lien Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3A	Non-Affiliated RBL Claims	Impaired	Entitled to Vote
Class 3B	Affiliated RBL Claims	Impaired	Entitled to Vote
Class 4	Unsecured Claims	Impaired	Entitled to Vote

Class	Claims and Interests	Status	Voting Rights
Class 5	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 6	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Existing Preferred Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 8	Existing Common Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 9	Intercompany Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, and release of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.Class 1 – Senior Priority Lien Claims

(a)	Classification: Class 1 consists of all Senior Priority Lien Claims.
(b)

Allowance: The Debtors shall seek a determination at the Confirmation Hearing that all Mechanics’ Lien Claims are Unsecured, and the Plan shall constitute a motion seeking such determination, pursuant to section 506(a) of the Bankruptcy Code and Bankruptcy Rule 3012.

(c)

Treatment: To the extent there are any Allowed Senior Priority Lien Claims, unless the Holder of such Claim and the applicable Debtor or the Liquidation Trustee as applicable (with the consent of the RBL Agent), agree to a different treatment, each Holder of an Allowed Senior Priority Lien Claim (if any) shall receive, at the option of the applicable Debtor or the Liquidation Trustee (with the consent of the RBL Agent):

(i)	payment in full in Cash from the Claims Reserve of its Allowed Senior Priority Lien Claim;
(ii)	the collateral securing its Allowed Senior Priority Lien Claim; or
(iii)	such other treatment that renders its Allowed Senior Priority Lien Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(d)

Voting: Class 1 is Unimpaired under the Plan.  Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.
(b)

Treatment: Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash from the Claims Reserve, unless the Holder of such Claim and the applicable Debtor or the Liquidation Trustee, as applicable, agree to a different treatment.

(c)

Voting: Class 2 is Unimpaired under the Plan.  Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.Class 3A – Non-Affiliated RBL Claims

(a)	Classification: Class 3A consists of all Non-Affiliated RBL Claims.

Allowance:  On the Effective Date, in accordance with the DIP Orders, the Non-Affiliated RBL Claims shall be Allowed, without setoff, subordination, defense, or counterclaim, in the aggregate principal amount equal to (x) $49,200,751.15, (y) $687,100 of accrued but unpaid interest thereon payable as of the Petition Date and all other interest accrued and unpaid thereon to the date of payment, and (z) any and all accrued and unpaid fees, expenses, and indemnification or other obligations of any kind payable under the RBL Credit Agreement Documents, minus any amounts satisfied (or deemed satisfied) pursuant to the DIP Facility Orders;

(b)	Treatment:
(i)

In the event the Asset Sale is not a Successful Credit Bid, each Holder of an Allowed Non-Affiliated RBL Claim shall receive its Pro Rata share of (i) Net Sale Proceeds, (ii) the Series A Liquidation Trust Interests and all distributions from the Liquidation Trust Assets, other than distributions from the Unsecured Claim Pool, until the Non-Affiliated RBL Claims are paid in full, and (iii) any residual interest in the Claims Reserve or the Professional Claims Escrow Account, in each case, until the Non-Affiliated RBL Claims are paid in full. The initial distribution, consisting of (x) all Net Sale Proceeds paid on or prior to the Effective Date, and (y) the Series A Liquidation Trust Interests shall be made to the RBL Agent on the Effective Date. Following the Effective Date, all distributions from the Liquidation Trust, including any subsequently received Net Sale

Proceeds, any recoveries on any RBL Secured Parties A/R, and any residual interests in the Claims Reserve or the Professional Claims Escrow Account, shall be paid by the Liquidation Trustee to the RBL Agent as and when determined by the Liquidation Trustee and the RBL Agent.

(ii)

In the event the Asset Sale is a Successful Credit Bid, on account of the Allowed Non-Affiliated RBL Claims less the RBL Credit Bid Amount, each Holder of a Non-Affiliated RBL Claim shall receive its Pro Rata Share of (i) the Series A Liquidation Trust Interests and all distributions from the Liquidation Trust Assets, other than distributions from the Unsecured Claim Pool, and (ii) any residual interest in the Claims Reserve or the Professional Claims Escrow Account, in each case, until the Non-Affiliated RBL Claims are paid in full. The distribution consisting of the Series A Liquidation Trust Interests, shall be made to the RBL Agent on the Effective Date. Following the Effective Date, all distributions from the Liquidation Trust, any residual interests in the Claims Reserve or the Professional Claims Escrow Account, and any recoveries on any RBL Secured Parties A/R shall be paid by the Liquidation Trustee to the RBL Agent as and when determined by the Liquidation Trustee and the RBL Agent.  Nothing in this Plan shall be deemed a commitment or agreement by the DIP Facility Agent or RBL Agent to submit a bid for the Assets.

Upon the Effective Date, the RBL Agent shall waive and release any RBL Liens on the Liquidation Trust Assets without any further notice to, or action, order, or approval of, the Bankruptcy Court or any other Entity.  Holders of an Allowed Non-Affiliated RBL Deficiency Claim, if any, shall waive any right to distribution on account of their Allowed Non-Affiliated RBL Deficiency Claim.

To the extent the DIP Facility Agent and the RBL Agent are the successful bidders for the Debtors’ assets, pursuant to the Bidding Procedures, the Plan may be modified to provide, among other changes, that the Debtors will reorganize pursuant to chapter 11 of the Bankruptcy Code and in lieu of the treatment contemplated in this Article III.B.3 and Article II.E, the DIP Facility Lenders and/or Non-Affiliated RBL Lenders will receive 100% of the equity in the reorganized Debtors.

(c)	Voting: Class 3A is Impaired under the Plan. Holders of Claims in Class 3A are entitled to vote to accept or reject the Plan.

4.Class 3B – Affiliated RBL Claims

(a)	Classification: Class 3B consists of all Affiliated RBL Claims.
(b)	Allowance: On the Effective Date, in accordance with the DIP Orders, the Affiliated RBL Claims shall be Allowed, without setoff, subordination,

defense, or counterclaim, in the aggregate principal amount of not less than $25,723,684.21, (y) any and all accrued but unpaid interest thereon payable as of the Petition Date and all other interest accrued and unpaid thereon to the date of payment, and (z) any and all accrued and unpaid fees, expenses, and indemnification or other obligations of any kind payable under the RBL Credit Agreement Documents.

(c)	Treatment:
(i)

Regardless of whether or not the Asset Sale is a Successful Credit Bid, each Holder of an Allowed Affiliated RBL Claim shall receive its Pro Rata share of (i) Net Sale Proceeds remaining after the payment in Cash in full of all Non-Affiliated RBL Claims (if any), (ii) the Series B Liquidation Trust Interests and, solely after the payment in Cash in full of all Non-Affiliated RBL Claims, all distributions from the Liquidation Trust Assets, other than distributions from the Unsecured Claim Pool, until the Affiliated RBL Claims are paid in full and (iii) solely after the payment in full of all Non-Affiliated RBL Claims, any residual interest in the Claims Reserve, RBL Secured Parties A/R, or the Professional Claims Escrow Account.  The terms of the Series B Liquidation Trust Interests distributed to Holders of Affiliated RBL Claims shall provide that all distributions thereon shall be junior in right of payment to the Series A Liquidation Trust Interests distributed to Holders of Non-Affiliated RBL Claims.

Upon the Effective Date, the RBL Agent shall waive and release any RBL Liens on the Liquidation Trust Assets without any further notice to, or action, order, or approval of, the Bankruptcy Court or any other Entity.  Subject to entry of the 9019 Order, Holders of an Allowed Affiliated RBL Deficiency Claim, if any, shall waive any right to distribution on account of their Allowed Affiliated RBL Deficiency Claim.

(d)	Voting: Class 3B is Impaired under the Plan. Holders of Claims in Class 3B are entitled to vote to accept or reject the Plan.

5.Class 4 – Unsecured Claims

(a)	Classification: Class 4 consists of all Unsecured Claims.
(b)

Treatment:  Each Holder of an Allowed Unsecured Claim shall receive on the Effective Date or as soon as reasonably practicable thereafter its Pro Rata share of the Series C Liquidation Trust Interests, which includes the exclusive right to receive a recovery from the Unsecured Claim Pool.

(c)	Voting: Class 4 is Impaired under the Plan. Holders of Claims in Class 4 are entitled to vote to accept or reject the Plan.

6.Class 5 – Intercompany Claims

(a)	Classification: Class 5 consists of all Intercompany Claims.
(b)

Treatment: Holders of Intercompany Claims will not receive any distribution on account of such Claims, which shall be canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect.

(c)	Voting: Class 5 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 5 is not entitled to vote to accept or reject the Plan.

7.Class 6 – Section 510(b) Claims

(a)	Classification: Class 6 consists of all Section 510(b) Claims.
(b)

Treatment: Holders of Section 510(b) Claims will not receive any distribution on account of such Claims, which shall be canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect.

(c)	Voting: Class 6 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 6 is not entitled to vote to accept or reject the Plan.

8.Class 7 – Existing Preferred Equity Interests

(a)	Classification: Class 7 consists of all Existing Preferred Equity Interests.
(b)

Treatment: Holders of Existing Preferred Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)	Voting: Class 7 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 7 is not entitled to vote to accept or reject the Plan.

9.Class 8 – Existing Common Equity Interests

(a)	Classification: Class 8 consists of all Existing Common Equity Interests.
(b)

Treatment: Holders of Existing Common Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)	Voting: Class 8 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Plan.

10.Class 9 – Intercompany Interests

(a)	Classification: Class 9 consists of all Intercompany Interests.
(b)

Treatment: Holders of Intercompany Interest will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.  No distribution shall be made on account of any Intercompany Interests.

(c)	Voting: Class 9 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not entitled to vote to accept or reject the Plan.
C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan.  The Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

G.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

H.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Liquidation Trustee reserves the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Asset Sale and Abandonment of Certain Assets

The Debtors are pursuing a process to sell substantially all of their Assets to Purchaser pursuant to the Sale Order.  Unless otherwise specified in this Plan or the 9019 Order, all Assets not sold pursuant to such process will be contributed to the Liquidation Trust as part of the Liquidation Trust Assets pursuant to this Plan; provided that, no non-economically beneficial assets (as determined in the sole discretion of the Committee) shall be contributed to the Liquidation Trust without the consent of the Committee.  The filing of the Plan shall constitute the filing of a motion to abandon such Assets to the Liquidation Trust pursuant to section 554 of the Bankruptcy Code and relinquish such abandoned assets. Entry of the Confirmation Order shall constitute (i) approval, pursuant to section 554 of the Bankruptcy Code, of the abandonment of such abandoned assets and (ii) authorization to relinquish any interest the Debtors’ hold in such abandoned assets

B.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases (including the Third Party Releases), and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, issues, disputes and controversies that were, or could have been asserted in connection with the Chapter 11 Cases, except for those expressly preserved by the Plan and the Retained Causes of Action which are being contributed to the Liquidation Trust.  The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, issues, disputes and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates.  Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

For the avoidance of doubt, except as provided in the 9019 Order, all rights to payment or production resulting from any working interest granting the right to exploit oil and gas, and certain other royalty or mineral interests including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, and non-participating royalty interests, held by any non-debtor and arising before the Petition Date, and any and all Claims, liabilities, and obligations arising therefrom, including Claims and payment obligations arising before the Petition Date, in each case not already paid by the Debtors in the ordinary course pursuant to the Order (I) Authorizing the Debtors to Make or Honor Royalty Payments and Working Interest Disbursements and (II) Granting Related Relief [Docket No. 58] or assumed by a Winning Bidder, are being treated as Unsecured Claims under the Plan and shall be compromised and/or released by the Plan.

C.	Segregated Accounts for Plan Distributions

1.Claims Reserve

The Claims Reserve shall be held in in trust in a segregated account by the Liquidation Trustee for distributions and/or payment in accordance with the terms of Articles II and III of the Plan.  The Liquidation Trustee shall irrevocably pay to the RBL Agent, on behalf of the RBL Lenders, any Cash held in the Claims Reserve after all applicable distributions are made and any surplus Cash in the Claims Reserve, such surplus determined by the Liquidation Trustee based on the potential amount of Senior Priority Lien Claims, Administrative Claims and Other Priority Claims that remain unpaid as of such date of determination.

2.Professional Claims Escrow Account

The Professional Claims Amount shall be held in trust in a segregated Professional Claims Escrow Account by the Liquidation Trustee for distributions or payment in accordance with the terms of Articles II and III of the Plan.  Any Cash held in the Professional Claims Escrow Account after all applicable distributions and/or payments are made shall be irrevocably paid to the RBL Agent, on behalf of the RBL Lenders.

D.	Corporate Existence

Consistent with Article IV.E, each of the Debtors will be subject to a Dissolution Transaction on the Effective Date, or as promptly thereafter as possible, and each Debtor will be deemed to cease to exist as of the Effective Date after the abandonment of any remaining Assets of their Estates.

However, in the event of a Successful Credit Bid, the Plan may be modified (with the consent of the RBL Agent) to implement such a transaction, which modifications may include, among other things, this Plan providing for the reorganization and survival instead of the liquidation of the Debtors, with the DIP Facility Lenders and/or the Non-Affiliated RBL Lenders receiving 100% of the equity in the reorganized Debtors.

E.	Dissolution Transactions

On or after the entry of the Confirmation Order, the Debtors or the Liquidation Trustee will enter into such Dissolution Transactions and will take such actions as may be necessary or appropriate to merge, dissolve or otherwise terminate the corporate existence of the Debtors and any non-Debtor Affiliates as of the Effective Date or as promptly as possible thereafter. The actions to effect the Dissolution Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of transfer, merger, consolidation, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law, as well as other terms to which these entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms as these entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, continuance or dissolution or similar instruments with the applicable governmental authorities; and (iv) the taking of all other actions that these entities determine to be necessary or appropriate, including making other filings or recordings that may be required by applicable law in connection with the Dissolution Transactions.

Notwithstanding the foregoing and regardless of whether the actions described above have yet been taken with respect to a particular Debtor, as of the Effective Date and upon the transfer of the assets to the Liquidation Trust under the Plan, the Debtors shall be deemed dissolved and their business operations withdrawn for all purposes without any necessity of filing any document, taking any further action or making any payment to any governmental authority in connection therewith.

However, in the event of a Successful Credit Bid, the Plan may be modified (with the consent of the RBL Agent) to implement such a transaction, which modifications may include, among other things, this Plan (i) providing for the reorganization and survival instead of the liquidation of the Debtors, with the DIP Facility Lenders and/or the Non-Affiliated RBL Lenders receiving 100% of the equity in the reorganized Debtors and (ii) eliminating the Dissolution Transactions and instead providing for the Debtors’ Assets vesting in the reorganized Debtors.

F.	Recourse Solely to Liquidation Trust Assets

All Claims against the Debtors are deemed satisfied, waived and released as to the Debtors in exchange for the treatment of such Claims under the Plan, and holders of Allowed Claims against any Debtor will have recourse solely to the assets of the Liquidation Trust for the payment of their Allowed Claims in accordance with the terms of the Plan and the Liquidation Trust Agreement.

G.	Liquidation Trust

1.Liquidation Trust Generally

On or prior to the Effective Date and subject in all respects to the 9019 Order, the Liquidation Trust shall be established in accordance with the Liquidation Trust Agreement for the purpose of liquidating the Liquidation Trust Assets, resolving all Disputed Claims, making all distributions to holders of Allowed Claims in accordance with the terms of this Plan and otherwise implementing this Plan. Subject to and to the extent set forth in this Plan, the Confirmation Order, the 9019 Order, the Liquidation Trust Agreement or any other order of the Bankruptcy Court entered in connection therewith, the Liquidation Trust shall be empowered to: (a) perform all actions and execute all agreements, instruments and other documents necessary to implement this Plan; (b) establish, maintain and administer the Liquidation Trust Accounts, which shall be segregated to the extent appropriate in accordance with this Plan; (c) accept, preserve, receive, collect, manage, invest, sell, liquidate, transfer, supervise, prosecute, settle and protect, as applicable, the Liquidation Trust Assets (directly or through its professionals or a Disbursing Agent), in accordance with this Plan and, in each case, with the consent of the RBL Agent; (d) review, reconcile, settle (with the consent of the RBL Agent) or object to all Claims that are Disputed Claims as of the Effective Date pursuant to the procedures for allowing Claims prescribed in this Plan; (e) calculate and make distributions of the proceeds of the Liquidation Trust Assets to the holders of Allowed Claims; (f) subject to Article IV.L of this Plan, pursue Retained Causes of Actions that are transferred to the Liquidation Trust to the extent that their pursuit would likely result in a material economic benefit to holders of Claims under this Plan; (g) retain, compensate and employ professionals to represent the Liquidation Trust; (h) file appropriate Tax returns and other reports on behalf of the Liquidation Trust and pay Taxes or other obligations owed by the Liquidation Trust; (i) file, to the extent reasonably feasible and subject to the Liquidation Trust Agreement, appropriate Tax returns on behalf of the Debtor and pay Taxes or other obligations arising in connection therewith; (j) exercise such other powers as may be vested in the Liquidation Trust under the Liquidation Trust Agreement and this Plan, or as are deemed by the Liquidation Trustee to be necessary and proper to implement the provisions of this Plan and the Liquidation Trust Agreement; (k) take such actions as are necessary or appropriate to close the Debtors’ Chapter 11 Cases; and (l) dissolve the Liquidation Trust in accordance with the terms of the Liquidation Trust Agreement.

Notwithstanding anything to the contrary in this Article IV.G, the Liquidation Trust’s primary purpose is liquidating the Liquidation Trust Assets, with no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the Liquidation Trust’s liquidating purpose and reasonably necessary to conserve and protect the Liquidation Trust Assets and provide for the orderly liquidation thereof.

2.Funding of and Transfer of Assets Into the Liquidation Trust

Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date, the Debtor shall transfer the Liquidation Trust Assets to the Liquidation Trust, and all such assets shall vest in the Liquidation Trust on such date, to be administered by the Liquidation Trustee in accordance with this Plan and the Liquidation Trust Agreement. Except as set forth in Article IV.I below or otherwise in this Plan, the Liquidation Trust Assets shall be transferred to the Liquidation Trust free and clear of all Claims, Liens, and encumbrances to the fullest extent provided by section 363 or 1123 of the Bankruptcy Code.

The act of transferring the Liquidation Trust Assets, as authorized by this Plan, shall not be construed to destroy or limit any such assets or rights or be construed as a waiver of any right, and such rights may be asserted by the Liquidation Trust as if the asset or right was still held by the Debtors.

The Liquidation Trustee shall have the authority to create additional sub-accounts in the Liquidation Trust Accounts and sub-trusts within the Liquidation Trust, which may have a separate legal existence, but which shall be considered sub-accounts or sub-trusts of the Liquidation Trust. This shall include the creation of sub-accounts and/or sub-trusts to accomplish the purposes of the Liquidation Trust.

The Committee, in its sole discretion, shall have the right to allocate the Unsecured Claims Settlement Amount between the Unsecured Claim Pool and Liquidation Trust Funding prior to the Effective Date, and the Liquidating Trustee, in its sole discretion, shall have the right to allocate the Unsecured Claims Settlement Amount between the Unsecured Claim Pool and Liquidation Trust Funding after the Effective Date.  Such allocated amounts shall be in lieu of (and not in addition to) the Cash component of the Unsecured Claim Pool and the Liquidation Trust Funding.

Notwithstanding anything to the contrary, any portion of the Unsecured Claims Settlement Amount not distributed on the Effective Day shall be solely for the benefit of the Holders of Series C Liquidation Trust Interests.

3.Liquidation Trustee

The Liquidation Trustee shall be selected by the RBL Agent, with the consent of the Debtors and the Committee; provided that, the Committee shall have a consent right over the identity of the Liquidation Trustee.  The Liquidation Trustee shall be the successor to and representative of the Estate of each of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The powers, rights and responsibilities of the Liquidation Trustee shall be specified in the Liquidation Trust Agreement and shall include the authority and responsibility to fulfill the items identified in Article IV.G.1 above. Other rights and duties of the Liquidation Trustee and the Liquidation Trust Beneficiaries shall be as set forth in the Liquidation Trust Agreement.

4.Liquidation Trust Agreement

The Liquidation Trust Agreement generally will provide for, among other things: (i) the payment of reasonable compensation to the Liquidation Trustee; (ii) the payment of other expenses of the Liquidation Trust, including the cost of pursuing the Retained Causes of Action assigned to the Liquidation Trust; (iii) the retention of counsel, accountants, financial advisors or other professionals and the payment of their compensation; for the avoidance of doubt, the Committee’s counsel may serve as counsel to the Liquidating Trust; (iv) the investment of Cash by the Liquidation Trustee within certain limitations; (v) the preparation and filing of appropriate Tax returns and other reports on behalf of the Liquidation Trust and the Debtors and the payment of Taxes or other obligations owed by the Liquidation Trust and the Debtors; (vi) the maintenance (if appropriate) of any going concern vested in the Liquidation Trust (subject to the limitations described herein and therein); (vii) the orderly liquidation of the Liquidation Trust Assets; and (viii) the litigation, settlement, abandonment or dismissal of the Retained Causes of action or any other claims, rights or causes of action assigned to the Liquidation Trust.

5.Priority of Liquidation Trust Interests

The Series A Liquidation Trust Interests shall be senior in priority to the Series B Liquidation Trust Interests and the Series C Liquidation Trust Interests.  No distributions from the Liquidation Trust shall be made to the Holders of Series B Liquidation Trust Interests until all Non-Affiliated RBL Claims are paid in full in Cash.  No distributions from the Liquidation Trust (other than from the Unsecured Claim Pool) shall be made to the Holders of Series C Liquidation Trust Interests until all Non-Affiliated RBL Claims and Affiliated RBL Claims are

paid in full in Cash.  The Holders of Series A Liquidation Trust Interests and the Series B Liquidation Trust Interests (in their capacity as such) shall not be entitled to receive any distributions from the Unsecured Claim Pool.

6.Reports to be Filed by the Liquidation Trustee

The Liquidation Trustee, on behalf of the Liquidation Trust, shall File with the Bankruptcy Court (and provide to any other party entitled to receive any such report pursuant to the Liquidation Trust Agreement), no later than 31 days after June 30 and December 31 of each calendar year, a semi-annual report regarding the administration of property subject to its ownership and control pursuant to the Plan, distributions made by it and other matters relating to the implementation of the Plan.

7.Fees and Expenses of the Liquidation Trust

The fees and expenses of the Liquidation Trustee (including those incurred prior to the Effective Date in connection with the preparation of the Liquidation Trust Agreement) shall be paid after the Effective Date pursuant to the terms and conditions of the Liquidation Trust Agreement and the Wind Down Budget. The Liquidation Trustee, on behalf of the Liquidation Trust, may employ, without further order of the Bankruptcy Court, professionals (including professionals previously employed by the Debtors) to assist in carrying out its duties under the Liquidation Trust Agreement and may compensate and reimburse the expenses of these professionals based upon the nature of the work performed by such professional, without further order of the Bankruptcy Court, subject to any limitations and procedures established by the Liquidation Trust Agreement and the Wind Down Budget.

8.Indemnification

The Liquidation Trust Agreement may include reasonable and customary indemnification provisions for the benefit of the Liquidation Trustee and/or other parties. Any such indemnification shall be the sole responsibility of the Liquidation Trust and payable solely from the Liquidation Trust Assets.

9.Tax Treatment

The Liquidation Trust is intended to be treated for U.S. federal income tax purposes in part as a liquidating trust described in Treasury Regulation § 301.7701-4(d) and in part as one or more Disputed Claims reserves treated as disputed ownership funds described in Treasury Regulation § 1.468B-9 (each of which will be a taxable as a “qualified settlement fund” if all assets of the Disputed Claims reserve are passive assets for tax purposes).  For federal income tax purposes, the transfer of assets by the Debtors to the Liquidation Trust will be treated in part as the transfer of assets by the Debtors to the holders of Allowed RBL Claims and Allowed Unsecured Claims, subject to any liabilities of the Debtors or the liquidating trust payable from the proceeds of such assets, followed by the transfer of such assets (subject to such liabilities) by such holders to the Liquidation Trust in exchange for interests in the trust, and in part as the transfer of assets by the Debtors to one more Disputed Claims reserves.  The holders of Allowed RBL Claims and Allowed Unsecured Claims will be treated for federal income tax purposes as the grantors and deemed owners of their respective shares of the assets in the liquidating trust (subject to such liabilities), depending on their rights to distributions under the Plan.  As grantors and deemed owners of such assets, the holders of Allowed RBL Claims and Allowed Unsecured Claims will be required to include in income their respective shares of the income, deductions, gains, losses and credits attributable to such assets.  The value of such assets will be determined by the Liquidation Trustee as the trustee of the Liquidation Trust.  The holders of Allowed RBL Claims and Allowed Unsecured Claims will be required to use the values assigned to such assets by the Liquidation Trustee for all federal tax purposes, including the recognition of income, deduction, gain or loss with respect to their Allowed Claims and any gain or loss recognized on the subsequent disposition of an asset in which the holder holds an interest.  The Liquidation Trust Agreement will contain certain provisions to comply with IRS guidance for trusts treated as liquidating trusts.  Among other things, the agreement will (i) require that the Liquidation Trust terminate no later than three years after the Effective Date; provided, however, if the Bankruptcy Court approves an extension based upon a finding that such an extension is necessary for the Liquidation Trust to complete its liquidating purpose, the term of the Liquidation Trust may be extended one or more times for a finite period not to exceed six months (and such extensions shall not exceed a total of four extensions unless the Liquidation Trustee receives a favorable ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the liquidating trust as a grantor trust for U.S. federal income tax purposes,  (ii) limit the Liquidation Trustee’s investment powers, (iii) limit the business operations carried on by the Liquidation Trust to activities reasonably necessary to and consistent with the trust’s liquidating purpose, (iv) prohibit the Liquidation Trust from receiving or retaining Cash or cash equivalents in excess of an amount reasonably necessary to meet Claims and contingent liabilities or to maintain the value of the trust assets during liquidation and (v) distribute at least annually to the holders of Allowed RBL Claims and, if applicable, Allowed Unsecured Claims the Liquidation Trust’s net income and the net proceeds from the sale of Liquidation Trust Assets in excess of an amount reasonably necessary to meet Claims and contingent liabilities (including Disputed Claims) and to maintain the value of the Liquidation Trust Assets. Liquidation Trust Assets reserved for holders of Disputed Claims will be treated as one or more Disputed Claims reserves for tax purposes, which will be subject to an entity-level Tax on some or all of their net income or gain.  No holder of a Claim will be treated as the grantor or deemed owner of an asset reserved for Disputed Claims until such holder receives or is allocated an interest in such asset.  The Liquidation Trustee will file all Tax returns on a basis consistent with the treatment of the Liquidation Trust in part as a liquidating trust (and grantor trust pursuant to Treasury Regulation § 1.671-1(a)) and in part as one or more Disputed Claims reserves taxed as disputed ownership funds governed by Treasury regulation section 1.468B-9 (each of which will be taxable as “qualified settlement fund” if all assets of the Disputed Claims reserve are passive assets for tax purposes), and will pay all Taxes owed from Liquidation Trust Assets.

10.Settlement of Claims

Except as otherwise provided in the Plan, the 9019 Order, or the Liquidation Trust Agreement, on and after the Effective Date, the Liquidation Trustee may (with the consent of the RBL Agent as to the Retained Causes of Action (other than Designated Retained Causes of Action) and Claims that would be pari passu or senior to any RBL Claims, and in each case subject to the Värde Consent Right, if applicable) compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and may pay the charges that it incurs on or after the Effective Date for Liquidation Trust Expenses, professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

11.Sales of Assets by the Liquidation Trust

The Liquidation Trustee may conduct any sales or liquidations of non-Cash Liquidation Trust Assets on any terms it deems reasonable, without further order of the Bankruptcy Court. Upon the sale, liquidation, transfer or other disposition of the Liquidation Trust Assets by the Liquidation Trustee, the Liquidation Trustee shall deposit the proceeds of all such sales, liquidations, transfers or dispositions into one or more of the Liquidation Trust Accounts.

12.Abandonment of Assets by Liquidation Trust

The Liquidation Trustee may, subject to the consent of the RBL Agent and the Värde Consent Right, if applicable, on no less than fourteen (14) days’ written notice to the United States Trustee, abandon any Liquidation Trust Assets which the Liquidation Trustee determines in his or her reasonable discretion to be of de minimis value or burdensome to the Liquidation Trust, including any pending adversary proceeding or other legal action commenced or commenceable by the Debtor prior to the Effective Date. If the United States Trustee provides a written objection to the Liquidation Trustee prior to the expiration of such fourteen-day period with respect to the proposed abandonment of any Liquidation Trust Asset, then such property may be abandoned only pursuant to Court Order.

H.	Värde Settlement Reserve

Subject to the terms and conditions set forth in the Order (I) Authorizing the Debtors to Make or Honor Royalty Payments and Working Interest Disbursements and (II) Granting Related Relief [Docket No. 58], the 9019 Order, and the Global Settlement Agreement, with respect to the Debtors’ payment obligations due to Winkler Lea WI L.P., Winkler Lea Royalty LP, and VPD Texas L.P., as applicable, on account of any claims for production revenue payments, royalty payments, working interest payments, or audit rights, in each case to the extent payable under the Winkler Lea W.I. Purchase and Sale Agreement, the Joint Operating Agreement, Winkler Lea Royalty LP Purchase and Sale Agreement, Overriding Royalty Interest Conveyance, or VPD Texas L.P. Operating Agreement and attributable to periods before the Asset Sale closing date, to the extent not remitted prior to the closing date of the Asset Sale, the Debtors shall remit or cause such payments (net of the Värde Parties’ share of operating costs and expenses and other direct charges payable under any applicable operating agreements) to be remitted to the applicable Värde Party or its designee no later than 45 days after the date that the Debtors receive such amounts from the applicable purchaser(s) of production (and to the extent not paid prior to the Asset Sale closing date, the Debtors shall set aside an appropriate reserve, i.e., the Värde Settlement Reserve, for such amounts pursuant to this Plan), and each such Värde Party and each Debtor reserves their audit and any related rights and remedies in connection therewith.

I.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests (including the RBL Facility Documents, the DIP Facility Documents, and the Existing Equity Interests), and any Existing Equity Interests that are not represented by certificates or other instruments, shall be canceled and surrendered and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, canceled, and of no force or effect against the Debtors or the Liquidation Trust, without any further action on the part of the Debtors, the Liquidation Trust, or any other party.  Holders of or parties to such canceled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan.

Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, the RBL Credit Agreement Documents shall continue in effect as between all non-Debtors and additionally to permit: (i) Holders of RBL Claims to receive their respective distributions, as applicable; (ii)  the RBL Agent to make distributions on account of the Allowed Claims under the RBL Credit Agreement Documents and deduct therefrom such reasonable compensation, fees, and expenses due to the RBL Agent under the RBL Credit Agreement Documents; (iii)  the RBL Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan; and (iv)  the RBL Agent to seek indemnification and/or reimbursement of fees and expenses in accordance with the terms of the RBL Credit Agreement from non-Debtors (and the indemnification and reimbursement obligations of the non-Debtors shall remain in full force and effect subject to the terms of the RBL Credit Agreement Documents.  Except as provided in this Plan (including Article VI hereof), on the Effective Date, the RBL Agent and its respective agents, successors, and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the RBL Credit Agreement Documents.  The commitments and obligations (if any) of the RBL Lenders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the RBL Credit Agreement Documents shall fully terminate and be of no further force or effect on the Effective Date.

Notwithstanding anything to the contrary in this Article IV.I, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, a Debtor or its Interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Article IV.I shall be deemed null and void and shall be of no force and effect.

J.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date concurrently and consistent with the treatment provided for Claims and Interests in Article III, all mortgages, deeds of trust, Liens against, security interests in, or other encumbrances or interests in property of any Estate shall be deemed fully released and discharged.

K.	Corporate Governance, Directors and Officers.

1.Certificates of Incorporation and Bylaws

Consistent with Articles IV.D and IV.E above, each of the Debtors will cease to exist, and all existing certificates of incorporation and by-laws will be canceled, effective as of the Effective Date; accordingly, no new certificates of incorporation and by-laws will be necessary.

2.Directors and Officers

As of the Effective Date, the term of the current members of the board of directors of Lilis shall expire automatically and each person serving as a director of Lilis shall be removed and shall be deemed to have resigned and cease to serve automatically.  Consistent with Articles

IV.E and IV.F above, each of the Debtors will cease to exist effective as of the Effective Date and, thus, no individuals will serve as directors, officers or voting trustees after the Effective Date.

However, in the event of a Successful Credit Bid, the Plan may be modified (with the consent of the RBL Agent) to implement such a transaction, which modifications may include, among other things, this Plan (i) providing for the reorganization and survival instead of the liquidation of the Debtors, with the DIP Facility Lenders and/or the Non-Affiliated RBL Lenders receiving 100% of the equity in the reorganized Debtors and (ii) naming directors and officers of the reorganized Debtors.

3.Dissolution Transactions

The Dissolution Transactions will occur and be effective as of the date specified in the documents effectuating the applicable Dissolution Transactions or the Effective Date if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the Debtors or any other Person.

L.	Director and Officer Liability Insurance

Prior to the Effective Date, the Debtors (i) shall make arrangements to continue all directors and officers liability insurance through the purchase of a run-off or “tail” policy or policies, for the six-year period from and after the Effective Date, for the benefit of any person who is serving or has served as one of the Debtors’ directors, officers, managers, or employees at any time prior to the Effective Date, and (ii) shall fully pay the premium for such insurance.  Any and all such insurance in existence as of the Effective Date shall be continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the Liquidation Trust pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date.  Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the foregoing deemed assumption of such insurance in existence as of the Effective Date.  All directors, officers, managers, or employees of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors, officers, managers, or employees remain in such positions after the Effective Date.

M.	Preservation of Causes of Action

Except as provided in the 9019 Order, this Plan, or in any contract, instrument, release or other agreement entered into or delivered in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Liquidation Trustee will retain and may enforce any claims, demands, rights and causes of action that any Estate may hold against any Person to the extent not satisfied, settled, and released under this Plan or otherwise, including the Retained Causes of Actions; provided that, the Liquidation Trustee will not retain any Causes of Action (including Avoidance Actions) that are assigned to a Purchaser in connection with the Asset Sale or that are retained by the reorganized Debtors if the DIP Facility Secured Parties and/or the RBL Secured Parties equitize their Claims in connection with a Successful Credit Bid. The Liquidation Trustee may pursue any such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Liquidation Trust Beneficiaries. Except as otherwise provided in the 9019 Order or to the extent any such claim is specifically satisfied, settled, and released herein, in accordance with and subject to any applicable law, the Debtor’s inclusion or failure to include any Cause of Action on the Schedule of Retained Causes of Action shall not be deemed an admission, denial or waiver of any claims, demands, rights or causes of action that the Debtor or Estate may hold against any Person. Except as provided in the 9019 Order or to the extent any such claim is specifically satisfied, settled, and released herein, the Debtor intends to preserve those claims, demands, rights, or causes of action designated as Retained Causes of Actions.

N.	Substitution in Pending Legal Actions

On the Effective Date, the Liquidation Trust or the Liquidation Trustee, as applicable, shall be deemed to be substituted as the party to any litigation in which the Debtors are a party, including (but not limited to) (i) pending contested matters or adversary proceedings in the Bankruptcy Court, (ii) any appeals of orders of the Bankruptcy Court and (iii) any state court or federal or state administrative proceedings pending as of the Petition Date. The Liquidation Trustee and its professionals are not required to, but may take such steps as are appropriate to provide notice of such substitution.

O.	Effectuating Documents; Further Transactions

The Debtor (prior to the Effective Date) and the Liquidation Trustee (on or after the Effective Date) are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and evidence the terms and conditions of this Plan and the Dissolution Transactions, in each case, in the name of and on behalf of any Debtor or the Liquidation Trust, as applicable, without the need for any approvals, authorization or consents except those expressly required pursuant to this Plan.

Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any document recording Tax, stamp Tax, conveyance fee, intangibles or similar Tax, real estate transfer Tax, sale or use Tax, mortgage recording Tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee or other similar Tax: (a) any transfer made by the Debtors to the Liquidation Trust; (b) any sales made by the Liquidation Trust to liquidate such assets in the trust and convert such assets into Cash; (c) any sales of assets made by the Debtors under section 363 of the Bankruptcy Code, to the extent that title to the assets being sold transfers after the Confirmation Date; (d) the making or assignment of any lease or sublease; (e) any Dissolution Transaction; (f) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, or assignments executed in connection with any of the foregoing or pursuant to the Plan.

P.	Restructuring Support Agreement

Upon the Effective Date, any surviving obligations under the Restructuring Support Agreement shall terminate on a final basis.

Article V
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, the 9019 Order, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the Plan shall serve as a motion under sections 365 and 1123(b)(2) of the Bankruptcy Code to reject Executory Contracts and Unexpired Leases, and all Executory Contracts or Unexpired Leases shall be rejected as of the Effective Date without the need for any further notice to or action, order, or approval of the Bankruptcy Court, except for any Executory Contract and Unexpired Leases: (1) that has been assumed by the Debtors and assigned to Purchaser in connection with the Asset Sale pursuant to the terms of the Sale Order; (2) that have been previously rejected or assumed by a Final Order; (3) that are the subject of a separate motion to assume or reject Executory Contracts or Unexpired Leases that is pending on the Effective Date; (4) that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; or (5) those that have previously expired or terminated pursuant to its own terms or by agreement of the parties thereto.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s order approving the rejection of Executory Contracts or Unexpired Leases as set forth in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, the rejection of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Any motions to reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court in accordance with the Bar Date Order.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Liquidation Trust, the Estates, or their property without the need for any objection by the Liquidation Trustee or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, and released, notwithstanding anything in the Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Unsecured Claims and shall be treated in accordance with Article III.B.5 of this Plan.

C.	Insurance Contracts.

On the Effective Date, the Debtors’ rights under and to each Insurance Policy shall automatically vest in the Liquidation Trust as of the Effective Date without necessity for further approvals or orders.  Confirmation and Consummation of this Plan, and the vesting of the

Insurance Policies in the Liquidation Trust as set forth herein, shall not impair or otherwise affect (x) any parties’ rights to coverage thereunder, including in respect of any claims pending as of the Effective Date or pursued or made thereafter, including any claims pursued or made by the Liquidation Trustee on behalf of the Liquidation Trust, or (y) any available defenses of the Debtors or the Trust or any Insurer under the Insurance Policies.

To the extent that any Insurance Policies are deemed Executory Contracts or Unexpired Leases, unless such Insurance Policies have been rejected pursuant to an order of the Bankruptcy Court (including the Confirmation Order), notwithstanding anything to the contrary in the Plan: (a) from and after the Effective Date, all Insurance Contracts will be assumed by the Liquidation Trustee pursuant to section 365 of the Bankruptcy Code or continued in accordance with their terms, such that each of the parties’ contractual, legal and equitable rights under each Insurance Contract shall remain unaltered; (b) the parties to each Insurance Contract will continue to be bound by such Insurance Contract as if the Chapter 11 Cases had not occurred; (c) nothing in the Plan shall affect, impair or prejudice the rights and defenses of the Insurers or the Liquidation Trustee under the Insurance Contracts in any manner, and such Insurers and the Liquidation Trustee shall retain all rights and defenses under the Insurance Contracts, and the Insurance Contracts shall apply to, and be enforceable by and against, the Liquidation Trustee and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred; and (d) nothing in the Plan shall in any way operate to, or have the effect of, impairing any party's legal, equitable or contractual rights, obligations and/or claims under any Insurance Contract, if any, in any respect, and any such rights and obligations shall be determined under the Insurance Contracts, any agreement of the parties and applicable law.

D.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that the Liquidation Trustee has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Liquidation Trustee, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

E.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Executory Contract or Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

F.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into or assumed by the Debtor after the Petition Date that are not assigned to the Purchaser or the Liquidation Trust shall be considered repudiated by the Debtor as of the Effective Date, and the counterparties to such contracts, if they believe that such repudiation constitutes a breach of such contract or lease, must File a Claim within 30 days of the Effective Date in accordance with this Plan or have their rights forever satisfied, settled, and released.

G.	Modifications to the Plan in the Event of a Successful Credit Bid

If there is a Successful Credit Bid, the Plan may be modified (with the consent of the RBL Agent) to implement such a transaction, which modifications may include, among other things, the Plan providing for the (i) reorganization of the Debtors, with the DIP Facility Lenders and/or Non-Affiliated RBL Lenders receiving 100% of the equity in the reorganized Debtors and (ii) assumption of certain Executory Contracts or Unexpired Leases by the reorganized Debtors (in the sole discretion of the RBL Agent).

Article VI
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date.

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim, including any portion of a Claim that is an Allowed Claim notwithstanding that other portions of such Claim are a Disputed Claim, shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in this Article VII of the Plan.  Holders of Claims shall not be entitled to postpetition interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered before, on or at any time after the Effective Date. Notwithstanding the foregoing, all distributions to holders of Liquidation Trust Interests shall be made by the Liquidation Trustee pursuant to the terms of the Plan, the Confirmation Order, and the Liquidation Trust Agreement.

B.	Entitlement to Distributions

On and after the Effective Date, the Disbursing Agent shall be authorized to recognize and deal only with those Holders of Claims listed on the Debtors’ books and records as of the Distribution Record Date. Accordingly, the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute Securities, property, notices, and other documents only to those Holders of Allowed Claims who are Holders of such Claims (or participants therein) as of the close of business on the Distribution Record Date.

C.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Liquidation Trust.

D.	Rights and Powers of Disbursing Agent.

1.Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date, and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Liquidation Trustee.

3.No Liability

Except on account of gross negligence or willful misconduct, the Disbursing Agent shall have no (a) liability to any party for actions taken in accordance with this Plan or in reliance upon information provided to it in accordance with this Plan or (b) obligation or liability to any party who does not hold a Claim against the Debtors as of the Distribution Record Date or any other date on which a Distribution is made or who does not otherwise comply with the terms of this Plan.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.  If a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Liquidation Trustee.

3.Delivery of Distributions on RBL Claims.

The RBL Agent shall be deemed to be the Holder of all Allowed RBL Claims for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Claims shall be made to the RBL Agent.  As soon as practicable following compliance with the requirements set forth in Article VI hereof, the RBL Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of Allowed RBL Claims, respectively, in accordance with the terms of the RBL Credit Agreement Documents and the Plan.  Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the RBL Agent shall not have any liability to any Entity with respect to distributions made or directed to be made by the RBL Agent.

4.Minimum Distributions.

No Distribution shall be made by the Disbursing Agent on account of an Allowed Claim if the amount to be distributed to the Holder of such Claim on the applicable Distribution Date has an economic value of less than $250.

5.Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interests in property shall revert to the Liquidation Trustee automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be forever barred.

6.Surrender of Canceled Instruments or Securities.

On the Effective Date, and as a condition precedent to receiving any distribution, each Holder of a certificate or instrument evidencing a Claim or an Interest shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent.  Such surrendered certificate or instrument shall be canceled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights.  On the Effective Date and as a condition precedent to receiving any distribution, each Holder of an Existing Equity Interest that is not represented by a certificate or other instrument shall be deemed to have surrendered such Existing Equity Interests to the Disbursing Agent, which Existing Equity Interests shall be canceled in accordance with the immediately preceding sentence.

F.	Manner of Payment.

1.All distributions of Cash to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor.

2.At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Liquidation Trustee, Disbursing Agent, and any applicable withholding agent shall comply with all Tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding Taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  All Persons holding Claims against any Debtor shall be required to provide any additional information necessary for the Debtors, Liquidation Trustee, Disbursing Agent, and any applicable withholding agent to comply with all Tax withholding and reporting requirements imposed on them by any Governmental Unit, including an Internal Revenue Service Form W-8 or W-9, as applicable, and any other applicable tax forms. The Debtors and Liquidation Trustee reserve the right to allocate all distributions made under the Plan in a manner that complies with all other legal requirements, such as applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.  Any amounts withheld pursuant to the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim or Allowed Interest shall have the sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on such Holder by any Governmental Unit, including income, withholding and other Tax obligations, on account of such distribution

H.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

J.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.	Setoffs and Recoupment.

Except as expressly provided in the 9019 Order or this Plan, the Liquidation Trustee or Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that the Debtors held against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the Liquidation Trustee and the Holder of the Allowed Claim (with the consent of the RBL Agent) or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Debtor, the Liquidation Trustee, or the Disbursing Agent, of any Retained Causes of Action that the Liquidation Trust may possess against the Holder of a Claim.

L.	Claims Paid or Payable by Third Parties.

1.Claims Paid by Third Parties.

Any Claim will be deemed satisfied in full or in part (as applicable) without a Claims objection having to be Filed by the Debtors or Liquidation Trustee (as applicable) and without any further order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim (a) receives payment in full or in part (as applicable) on account of such Claim from an entity that is not a Debtor (as applicable) and (b) does not File an objection to such Claim being deemed satisfied within 21 days from service of notice thereof.  To the extent a Holder of a Claim receives, on account of such Claim, both a Distribution under the Plan and a payment from a party that is not a Debtor or the Liquidation Trustee (as applicable) on account of such Claim, the Debtors or the Liquidation Trustee (as applicable) will serve a notice of such duplicative payment and such Holder must, within 21 days of receipt thereof, either (a) repay or return the Distribution to the Debtors or Liquidation Trustee (as applicable) to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the Allowed amount of such Claim or (b) file an objection setting forth the reasons that the Holder asserts that such distribution does not have to be returned.

2.Claims Payable by Third Parties.

No distributions under the Plan will be made on account of an Allowed Claim that is payable pursuant to an Insurance Policy until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policy.  If the Debtors or Liquidation Trustee (as applicable) believe a Holder of an Allowed Claim has recourse to an Insurance Policy and intend to withhold a Distribution pursuant to this Article VI.L, the Debtors or the Liquidation Trustee (as applicable) shall cause the Disbursing Agent to provide written notice to such Holder as to what the Debtors or Liquidation Trustee (as applicable) believe to be the nature and scope of applicable insurance coverage.  To the extent that one or more of the Debtors’ insurers (as applicable) agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim (or the applicable portion of such Claim) may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable Insurance Policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims.

On or after the Effective Date, the Liquidation Trustee shall have and retain any and all rights and defenses that the Debtors had with respect to any Claim immediately prior to the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim. All settlements of Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court (including the Confirmation Order), pursuant to Bankruptcy Rule 9019, or otherwise shall be binding on all parties.

B.	Claims and Interests Administration Responsibilities.

Except as otherwise specifically provided in the Plan, the Debtors, prior to the Effective Date, and the Liquidation Trustee (with the consent of the RBL Agent), after the Effective Date have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.  For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, the Liquidation Trustee shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.M of the Plan.

C.	Authority to Amend Schedules

The Debtors prior to the Effective Date, and the Liquidation Trustee, with the consent of the RBL Agent after the Effective Date, will have the authority to amend the Schedules with respect to any Claim and to make distributions based on such amended Schedules (if no proof of claim is timely filed in response thereto) without approval of the Bankruptcy Court; provided that if any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtors or the Liquidation Trustee will provide the holder of such Claim with notice of such amendment and such parties will have 21 days to file a proof of claim with respect to such claim.

D.	Estimation of Claims

Before the Effective Date, the Debtors, and after the Effective Date, the Liquidation Trustee, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim or whether the

Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and the Claims Reserve), and the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Liquidation Trustee without the Liquidation Trustee having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Time to File Objections to Claims

Any objections to Claims, which, prior to the Effective Date, may be Filed by any party, shall be Filed on or before the Claims Objection Deadline.

G.	Disallowance of Claims or Interests.

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Liquidation Trustee.

ANY CLAIM THAT HAS BEEN LISTED IN THE SCHEDULES AS DISPUTED, CONTINGENT, OR UNLIQUIDATED, AND FOR WHICH NO PROOF OF CLAIM HAS BEEN TIMELY FILED, SHALL BE DEEMED DISALLOWED AND SHALL BE EXPUNGED WITHOUT FURTHER ACTION AND WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT.

EXCEPT AS PROVIDED HEREIN, IN AN ORDER OF THE BANKRUPTCY COURT, OR OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS AT OR PRIOR TO THE CONFIRMATION

HEARING SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

H.	Amendments to Claims

On or after the Effective Date, except as provided in the 9019 Order, the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

I.	No Distributions Pending Allowance.

No payment or distribution provided under the Plan shall be made to the extent that any Claim is a Disputed Claim, including if an objection to a Claim or portion thereof is Filed as set forth in Article VII, unless and until such Disputed Claim becomes an Allowed Claim; provided that any portion of a Claim that is an Allowed Claim shall receive the payment or distribution provided under the Plan thereon notwithstanding that any other portion of such Claim is a Disputed Claim.

J.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100% of such Allowed Claim plus interest, if applicable.

K.	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes Allowed, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

Article VIII
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	[Reserved].
B.	9019 Order.

For the avoidance of doubt, the releases, exculpations, and the like contemplated by and provided for in this Plan shall be in addition to, and not in lieu of, the releases, exculpations, and the like contemplated by and provided for in the 9019 Order.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the RBL Credit Agreement Documents, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors (excluding any DIP Facility Claims or RBL Claims)), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Global Settlement Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, or any Asset Sale, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Global Settlement Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, any Asset Sale, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the Sales Process, the administration and implementation of the Plan and the Sales Process, including the issuance or distribution of Securities pursuant to the Plan and the Sales Process, or the distribution of property under the Plan or the Sales Process or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Asset Sale, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or any Asset Sale (b) any Person from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence by such Person, (c) excluding in all respects any of the Värde Released Parties (as defined in the 9019 Order), former directors and officers of the Debtors, or any other individual with fiduciary obligations to the Debtors or with obligations to the Debtors arising under the securities laws of the United States or any individual state, and serving before, but not on and after, the Petition Date, with respect to potential causes of action that the Debtors might be able to assert related to the retention and employment of the former CEO of Lilis Energy, Inc. who was employed between April 21, 2014 and August 4, 2017 (including, but not limited to, the subject matter discussed in that certain complaint filed in the cause of action captioned Securities and Exchange Commission v. Genovese, et al., Case No. 1:17-cv-05821 (S.D.N.Y.)), but in each case only to the extent of any available insurance coverage, or (d) excluding in all respects any of the Värde Released Parties (as defined in the 9019 Order), any former directors, officers, or employees of the Debtors who have commenced litigation against the Debtors prior to the Effective Date of the Plan.  For the avoidance of doubt, subparts (a), (b), (c), and (d) of the foregoing sentence do not retain any claims or causes of action released pursuant to the Global Settlement Agreement and the 9019 Order against the Värde Parties and/or each of their respective current and former affiliates, directors, managers, officers, principals, members, asset managers, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents (including current and former agents that served as directors or managers of the Debtors), advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases are:  (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Releases; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Releases.

D.	Releases by the Releasing Parties Other Than the Debtors.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party (other than the Debtors) is deemed to have released and discharged each Debtor and each Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), any Securities issued by the Debtors and the ownership thereof, the RBL Credit Agreement Documents, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, or filing of the Restructuring Support Agreement, the Global Settlement Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, or any Asset Sale, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Global Settlement Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, any Asset Sale, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the Sales Process, the administration and implementation of the Plan and the Sales Process, including the issuance or distribution of Securities pursuant to the Plan and the Sales Process, or the distribution of property under the Plan or the Sales Process or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Asset Sale, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or any Asset Sale or (b) any Person from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence by such Person.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Releases, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases are:  (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Releases; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Releases.

E.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the DIP Facility, the Global Settlement Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any Asset Sale, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Global Settlement Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, any Asset Sale, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties shall be deemed to have participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan.

F.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Liquidation Trustee or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Liquidation Trustee, or another Entity with whom the Liquidation Trustee have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Effective Date, the Liquidation Trustee may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Liquidation Trustee.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

J.	No Release of SEC Claims Against Any Non-Debtor Person or Entity.

Notwithstanding any provision herein to the contrary, no provision of the Plan, or any order confirming the Plan, (i) releases any non-debtor person or entity (including any Released Party) from any Claim or cause of action of the United States Securities and Exchange Commission (the “SEC”); or, (ii) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, causes of action, proceedings, or investigations against any non-debtor person or entity (including any Released Party) in any forum.

Article IX
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

The following conditions are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or duly waived pursuant to Article IX.C of the Plan:

1.The Bankruptcy Court shall have entered an order approving the adequacy of the Disclosure Statement.

2.The final version of all schedules, documents, and exhibits in the Plan Supplement shall have been Filed.

3.The Plan shall not have been materially amended, altered or modified from the Plan as Filed dated as of October 13, 2020, unless such material amendment, alteration or modification has been made in accordance with Article X of the Plan.

B.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.the Asset Sale shall have closed and the transactions contemplated thereby shall have been consummated in accordance with the terms of the applicable asset purchase agreements;

2.the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring;

3.the Bankruptcy Court shall have entered the Confirmation Order (which shall be subject to the Värde Consent Right, if applicable) and such order shall have become a Final Order;

4.the Claims Reserve shall have been established and fully funded with Cash in the amount equal to the Claims Reserve Amount minus any amounts paid prior to the Effective date;

5.the Professional Claims Escrow Account shall have been established and fully funded with Cash in the amount equal to the Professional Amount minus any amounts paid prior to the Effective Date;

6.the Liquidation Trust Agreement shall be executed, the Liquidation Trust shall be created, and the Liquidation Trustee shall have been appointed and accepted such appointment;

7.the Debtors shall have paid all Restructuring Expenses that have accrued as of the Effective Date; and

8.the Plan and all documents in the Plan Supplement shall not have been materially amended, altered or modified from the Plan and Plan Supplement as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Article X of the Plan.

C.	Waiver of Conditions.

The conditions to confirmation and/or Consummation set forth in this Article IX may be waived by the Debtors, with the consent of the RBL Agent and subject to (i) the Värde Consent Right if and where applicable and (ii) the consent of the Committee to the extent the waiver of such condition would adversely affect the treatment of the Holders of Unsecured Claims or provisions governing the Liquidation Trust, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided that, the RBL Agent’s consent, the Committee’s consent, or the Värde Parties’ consent (if applicable) shall be unreasonably withheld.

D.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity; or (4) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

E.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

Article X
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in this Plan, the Debtors reserve the right to modify the Plan, with the consent of the RBL Agent and subject to (i) the Värde Consent Right if and where applicable and (ii) the consent of the Committee to the extent adversely affecting the treatment of Holders of Unsecured Claims or provisions governing the Liquidation Trust (in each case, such consent of the Värde Parties and the Committee shall not be unreasonably withheld), whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan.  Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the

Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

Prior to the Effective Date, without limiting the foregoing consent rights, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as amended, modified, or supplemented, if the proposed amendment, modification, or supplement does not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims who were deemed to accept the Plan because such Claims were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment, modification, or supplement, such Claims continue to be Unimpaired.

C.	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan as to any individual Debtor, combination of Debtors or all of the Debtors prior to the Confirmation Date and to File subsequent plans of reorganization or liquidation.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur as to any or all of the Debtors, then: (1) the Plan shall be null and void in all respects with respect to such Debtor(s); (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void as to such Debtor(s); and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests as to such Debtor(s); (b) prejudice in any manner the rights of such Debtor(s) or any other Entity; (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity; or (d) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.  The revocation or withdrawal of the Plan with respect to one or more Debtors shall not require the resolicitation of the Plan with respect to the remaining Debtors.

Article XI
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

6.adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

7.adjudicate, decide, or resolve any and all matters related to Causes of Action by or against a Debtor;

8.adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, or 1146 of the Bankruptcy Code;

9.enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

10.resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L hereof;

14.enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16.adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.hear and determine matters concerning state, local, and federal Taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

22.hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

23.enforce, clarify, or modify any orders previously entered by the Bankruptcy Court;

24.recover all assets of the Debtors and their Estates, wherever located;

25.enter a final decree or other order concluding or closing the Chapter 11 Cases; and

26.hear any other matter not inconsistent with the Bankruptcy Code and over with the Bankruptcy Court has jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Article XII
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Liquidation Trustee, any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.  All Claims and debts shall be fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents.

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Liquidation Trustee, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Request for Expedited Determination of Taxes

The Liquidation Trustee may request an expedited determination under section 505(b) of the Bankruptcy Code with respect to Tax returns filed, or to be filed, on behalf of any Debtor for any and all taxable periods ending after the Petition Date through and including the Effective Date.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.  The Professionals retained by the Committee and the respective members thereof will not be entitled to assert any Professional Claim whatsoever for any services rendered or expenses incurred after the Effective Date in their capacity as professionals for the Creditors’ Committee, except to the extent necessary to prepare and file any fee application.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

If the requisite Classes do not vote to accept this Plan, or the Bankruptcy Court does not confirm this Plan, the Debtors reserve the right to have any Debtor’s Chapter 11 Case dismissed or converted, or to liquidate or dissolve any Debtor under applicable non-bankruptcy procedure or chapter 7 of the Bankruptcy Code.

The Debtors, with the consent of the RBL Agent, reserve the right to modify, amend, or supplement this Plan to the extent the DIP Facility Agent and the RBL Agent are the successful bidders for the Debtors’ assets and elect to implement the Asset Sale pursuant to a plan of reorganization.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

To be effective, any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors shall be served on:

Debtors	Counsel to the Debtors
Lilis Energy, Inc. 1600 West 7th Street, Suite 400 Fort Worth, Texas 76102 Attention: Joseph Daches and Christa Garrett Email address: JDaches@lilisenergy.com; cgarrett@lilisenergy.com

Vinson & Elkins, LLP

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: David Meyer and George Howard

Email address: DMeyer@velaw.com; GHoward@velaw.com

-and-

Vinson & Elkins, LLP

1001 Fannin St., Suite 2500

Houston, TX 77002

Attention: Harry A. Perrin

Email address: HPerrin@velaw.com

United States Trustee	Counsel to Värde
Office of The United States Trustee 515 Rusk Street, Suite 3516 Houston, TX 77002

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:  Brian Schartz, P.C.
Email address:brian.schartz@kirkland.com

-and-

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:  Lucas E. Spivey, P.C.
Email address:lucas.spivey@kirkland.com

Counsel to the RBL Agent	Counsel to the Committee
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Nicholas Baker Email address: NBaker@stblaw.com

Jones Walker LLP

811 Main Street, Suite 2900

Houston, Texas 77002Attention:  Joseph E. Bain; Gabrielle A. Ramirez

Email address: jbain@joneswalker.com; gramirez@joneswalker.com

-and-

Jones Walker LLP

201 St. Charles Avenue, 49th Floor

New Orleans, Louisiana 70170

Attention:  Mark A. Mintz; Madison M. Tucker

Email address: mmintz@joneswalker.com; mtucker@joneswalker.com

Liquidation Trustee
Howley Law PLLC Tom A. Howley Pennzoil Place – South Tower 711 Louisiana Street, Suite 1850 Houston, Texas 77002 Email address: tom@howley-law.com

After the Effective Date, the Liquidation Trustee is authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request to receive documents pursuant to Bankruptcy Rule 2002

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.stretto.com/LilisEnergy or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Liquidation Trustee’s consent, as applicable; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

The Debtors have, and upon entry of the Confirmation Order, the Debtors shall be deemed to have, solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Liquidation Trustee will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered, issued, and/or distributed under the Plan.

M.	Closing of Chapter 11 Cases.

The Liquidation Trustee shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rules 3020(e) and 7062.

O.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

* * * *

Dated: November 16, 2020

Houston, Texas

Lilis Energy, Inc.

on behalf of itself and all other Debtors

/s/ Joseph C. Daches

Joseph C. Daches

Chief Executive Officer, President, Chief Financial Officer, and Treasurer

Exhibit B

Proposed Confirmation Order Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE Southern DISTRICT OF Texas

Houston Division

In re: Lilis energy, Inc., et al., Debtors.[1]	§ § § § § §	Case No. 20-33274 (MI) (Chapter 11) (Jointly Administered) Re: Docket Nos. [-]

NOTICE OF (I) ENTRY OF ORDER

CONFIRMING THe Debtors’ FIRST AMENDED JOINT

LIQUIDATING CHAPTER 11 PLAN, (II) OCCURRENCE OF

THE EFFECTIVE DATE, and (III) Administrative ClaimS Bar Date

PLEASE TAKE NOTICE that on November [●], 2020, the Honorable Marvin Isgur, United States Bankruptcy Judge for the United States Bankruptcy Court for the Southern District of Texas (the “Court”), entered the order [Docket No. [●]] (the “Confirmation Order”) confirming the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No.[●]] (as amended, modified, or supplemented, the “Plan”).2

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [●], 2020.

PLEASE TAKE FURTHER NOTICE that copies of Confirmation Order and the Plan, as well as other documents filed in the Chapter 11 Cases can be found on the docket of the Chapter 11 Cases and can also be downloaded free of charge from the website of the Debtors’ noticing and claims agent, Stretto, at https://cases.stretto.com/LilisEnergy/.

PLEASE TAKE FURTHER NOTICE that the Court has approved certain release, exculpation, injunction, and related provisions in Article VIII of the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and Confirmation Order, and the provisions thereof, are binding on the Debtors, the Liquidation Trust, any Holder of a Claim against or Interest in the Debtors and such Holder’s respective successors, assigns, and designees, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder or entity voted to accept the Plan.

11

The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are:  Brushy Resources, Inc. (4053); Hurricane Resources LLC (5207); IMPETRO OPERATING LLC (9730); ImPetro Resources, LLC (9608); Lilis Energy, Inc. (1613); and Lilis Operating Company, LLC (3908).  The location of the Debtors’ U.S. corporate headquarters and the Debtors’ service address is: 1600 West 7th Street, Suite 400, Fort Worth, Texas 76102.

22	Unless otherwise defined in this notice, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that, pursuant to the Plan and the Confirmation Order, the deadline for filing requests for payment of Administrative Claims shall be [●] and the deadline for filing requests for payment of Professional Claims shall be [●].

PLEASE TAKE FURTHER NOTICE that the Bar Date for filing claims based on the rejection of Executory Contracts or Unexpired Leases is the later of: (i) the General Bar Date or the Governmental Bar Date, as applicable, and (ii) 5:00 p.m. (prevailing Central Time) on the date that is 21 days following service of an order (including the Confirmation Order) approving the rejection of any executory contract or unexpired lease of the Debtors.

PLEASE TAKE FURTHER NOTICE that from and after this date, if you wish to receive notice of filings in this case, you must request such notice with the clerk of the Court and serve a copy of such request for notice on counsel to the Liquidation Trust.  You must do this even if you filed such a notice prior to the Effective Date.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights.  You are encouraged to review the Plan and the Confirmation Order in their entirety.

2

Dated: [●], 2020
Houston, Texas

By:   /s/[DRAFT]

VINSON & ELKINS LLP

Harry A. Perrin (TX 15796800)

Michael A. Garza (admitted pro hac vice)

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Tel:  713.758.2222

Fax: 713.758.2346

hperrin@velaw.com; mgarza@velaw.com;

- and -

David S. Meyer (admitted pro hac vice)

George R. Howard (admitted pro hac vice)

Steven Zundell (admitted pro hac vice)

The Grace Building

1114 Avenue of the Americas

New York, New York  10036-7708

dmeyer@velaw.com; ghoward@velaw.com; szundell@velaw.com

ATTORNEYS FOR THE DEBTORS AND DEBTORS IN POSSESSION

3